Exhibit 99.1
THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Reference is made throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations to Notes to Consolidated Financial Statements, which begin on page F-1 of this report.
Overview
The company develops, manufactures and sells a broad range of products that are sold worldwide. The company expands the product lines and services it offers by developing and commercializing its own technologies and by making strategic acquisitions of complementary businesses. The company’s continuing operations fall into four business segments (see Note 3): Life Sciences Solutions, Analytical Instruments, Specialty Diagnostics and Laboratory Products and Services.
Recent Acquisitions and Divestitures
The company’s strategy is to augment internal growth at existing businesses with complementary acquisitions. The company’s principal recent acquisitions and divestitures are described below.
On February 3, 2014, the company completed the acquisition of Life Technologies Corporation for a total purchase price of $15.30 billion, net of cash acquired, including the assumption of $2.28 billion of debt. The company issued debt and common stock in late 2013 and early 2014 to partially fund the acquisition discussed below under the caption “Liquidity and Capital Resources”. Life Technologies was integrated into the Life Sciences Solutions segment and provides innovative products and services to customers conducting scientific research and genetic analysis, as well as those in applied markets, such as forensics and food safety testing. Life Technologies’ revenues totaled $3.87 billion in 2013.
On March 21, 2014, the company sold its legacy sera and media, gene modulation and magnetic beads businesses to GE Healthcare for $1.06 billion, net of cash divested. The sale of these businesses resulted in a pre-tax gain of approximately $761 million included in restructuring and other costs (income), net. The businesses fell principally in the Life Sciences Solutions segment. Divestiture of these businesses was a condition to obtaining antitrust approval for the Life Technologies acquisition. Revenues and operating income of the businesses sold were approximately $250 million and $64 million, respectively, for the year ended December 31, 2013 and $61 million and $12 million, respectively, in 2014 through the date of sale.
On August 15, 2014, the company sold its Cole-Parmer specialty channel business, part of the Laboratory Products and Services segment, for $480 million in cash, net of cash divested. The sale of this business resulted in a pre-tax gain of approximately $134 million, included in restructuring and other costs (income), net. Revenues and operating income of the business sold were approximately $232 million and $43 million, respectively, for the year ended December 31, 2013 and $149 million and $28 million, respectively, in 2014 through the date of sale.
In February 2015, the company acquired, within the Life Sciences Solutions segment, Advanced Scientifics, Inc., a North America-based global provider of single-use systems and process equipment for bioprocess production, for approximately $289 million. The acquisition expanded the company’s bioprocessing offerings. Revenues of Advanced Scientifics were approximately $80 million in 2014.
On September 30, 2015, the company acquired, within the Laboratory Products and Services segment, Alfa Aesar, a U.K.-based global manufacturer of research chemicals from Johnson Matthey Plc, for £257 million ($393 million) in cash. The acquisition expanded the company’s existing portfolio of chemicals, solvents and reagents. Revenues of Alfa Aesar were approximately £78 million in 2014.
On March 31, 2016, the company acquired, principally within the Life Sciences Solutions segment, Affymetrix, Inc., a North America-based provider of cellular and genetic analysis products, for a total purchase price of $1.34 billion, net of cash acquired, including the assumption of $254 million of debt. The acquisition expanded the company's existing portfolio of antibodies and assays for flow cytometry and single-cell biology applications. Additionally, the acquisition expanded the company's genetic analysis portfolio through the addition of microarrays. Revenues of Affymetrix were $360 million in 2015.
On September 19, 2016, the company acquired, within the Analytical Instruments segment, FEI Company, a North America-based provider of high-performance electron microscopy, for a total purchase price of $4.08 billion, net of cash acquired. The acquisition strengthened the company's analytical instrument portfolio with the addition of high-end electron microscopes. Revenues of FEI were $930 million in 2015.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview of Results of Operations and Liquidity

(Dollars in millions)	2016		2015

Revenues
Life Sciences Solutions	$5,317.2	29.1%	$4,774.3	28.1%
Analytical Instruments	3,668.2	20.1%	3,208.2	18.9%
Specialty Diagnostics	3,339.2	18.3%	3,243.9	19.1%
Laboratory Products and Services	6,723.6	36.8%	6,371.7	37.6%
Eliminations	(774.1)	(4.3)%	(632.7)	(3.7)%

	$18,274.1	100%	$16,965.4	100%
Sales in 2016 were $18.27 billion, an increase of $1.31 billion from 2015. Sales increased $733 million due to acquisitions. The unfavorable effects of currency translation resulted in a decrease in revenues of $145 million in 2016. Aside from the effects of currency translation and acquisitions, revenues increased $721 million (4%) primarily due to increased demand. Sales to customers in the company’s primary end markets grew. Demand from customers in pharmaceutical and biotech industries was particularly strong. Sales growth was strong in Asia, moderate in Europe and modest in North America. Based on the weakening of currency exchange rates against the U.S. dollar that occurred in 2016, the company currently expects that there will be a continued adverse effect on reported amounts of revenue and operating income in 2017 as a result of the stronger U.S. dollar.
In 2016, total company operating income and operating income margin were $2.45 billion and 13.4%, respectively, compared with $2.34 billion and 13.8%, respectively, in 2015. The increase in operating income was primarily due to profit on higher sales in local currencies, productivity improvements, net of inflationary cost increases, and, to a lesser extent, acquisitions. These increases were offset in part by higher restructuring and acquisition-related charges in the 2016 period, strategic growth investments and unfavorable sales mix. The company’s references to strategic growth investments generally refer to targeted spending for enhancing commercial capabilities, including expansion of geographic sales reach and e-commerce platforms, marketing initiatives, focused research projects and other expenditures to enhance the customer experience. The company’s references throughout this discussion to productivity improvements generally refer to improved cost efficiencies from its Practical Process Improvement (PPI) business system, reduced costs resulting from global sourcing initiatives, a lower cost structure following restructuring actions, including headcount reductions and consolidation of facilities, and low cost region manufacturing.
The company recorded a benefit from income taxes in 2016. In 2016, the company continued to implement tax planning initiatives related to non-U.S. subsidiaries. These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $91 million, offset in part by additional U.S. taxes of $37 million on the related foreign income (which reduced the benefit from the foreign rate differential in 2016) for a net benefit of $54 million. The foreign tax credits are the result of foreign earnings remitted or deemed remitted to the U.S. during the reporting year and the U.S. treatment of taxes paid in the foreign jurisdictions in the years those profits were originally earned. The company intends to make similar types of distributions from non-U.S. subsidiaries when they can be made at no net tax cost. The ability of the company to make distributions in future periods of similar type and magnitude will depend on the level of earnings and cash flow in various foreign jurisdictions and on the applicable tax laws in effect at that time. Accordingly, the impact of foreign tax credits on the company’s effective tax rate in future periods is likely to vary. The company also implemented foreign tax credit planning in Sweden which resulted in $100 million of foreign tax credits, with no related incremental U.S. income tax expense. In addition, the company recorded discrete benefits in 2016 totaling $39 million related to prior year tax filings and net charges of $12 million related to tax audits.
The company recorded a benefit from income taxes in 2015. In 2015, the company implemented tax planning initiatives related to non-U.S. subsidiaries. These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $111 million, offset in part by additional U.S. taxes of $46 million on the related foreign income (which reduced the benefit from the foreign rate differential in 2015) for a net benefit of $66 million. The foreign tax credits are the result of foreign earnings remitted or deemed remitted to the U.S. during the reporting year and the U.S. treatment of taxes paid in the foreign jurisdictions in the years those profits were originally earned. The company also implemented foreign tax credit planning in Sweden which resulted in $80 million of foreign tax credits, with no related

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Overview of Results of Operations and Liquidity (continued)

incremental U.S. income tax expense. In addition, the company recorded discrete benefits totaling $54 million related to additional prior year foreign tax and other credits as well as restructuring and other costs associated with the 2014 acquisition of Life Technologies. The tax provision in the 2015 period was favorably affected by $37 million as a result of adjustments to deferred tax balances due to changes in tax rates. The effective tax rate in both 2016 and 2015 was also affected by relatively significant earnings in lower tax jurisdictions. Due primarily to the non-deductibility of intangible asset amortization for tax purposes, the company’s cash payments for income taxes were higher than its income tax expense for financial reporting purposes and totaled $663 million and $477 million in 2016 and 2015, respectively.
The company expects its effective tax rate in 2017 will be less than 3% based on currently forecasted rates of profitability in the countries in which the company conducts business and expected generation of foreign tax credits.
Income from continuing operations increased to $2.03 billion in 2016, from $1.98 billion in 2015. The increase in operating income in the 2016 period (discussed above) was offset in part by an increase in interest expense of $55 million primarily due to increases in outstanding debt to fund acquisitions and a lower tax benefit from income taxes in 2016.
During 2016, the company’s cash flow from operations totaled $3.26 billion compared with $2.94 billion for 2015. The increase primarily resulted from lower investments in working capital and higher income before amortization and depreciation in the 2016 period.
As of December 31, 2016, the company’s short-term debt totaled $1.26 billion, including $300 million due within the next twelve months under a 3-year term loan agreement and $953 million of commercial paper obligations. The company has a revolving credit facility with a bank group that provides up to $2.50 billion of unsecured multi-currency revolving credit. If the company borrows under this facility, it intends to leave undrawn an amount equivalent to outstanding commercial paper to provide a source of funds in the event that commercial paper markets are not available. As of December 31, 2016, no borrowings were outstanding under the company’s revolving credit facility, although available capacity was reduced by approximately $72 million as a result of outstanding letters of credit.
The company believes that its existing cash and cash equivalents of $786 million as of December 31, 2016 and its future cash flow from operations together with available borrowing capacity under its revolving credit agreement will be sufficient to meet the cash requirements of its existing businesses for the foreseeable future, including at least the next 24 months.
Critical Accounting Policies and Estimates
The company’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent liabilities. On an on-going basis, management evaluates its estimates, including those related to bad debts, inventories, business combinations, intangible assets and goodwill, sales returns, income taxes, contingencies and litigation, and pension costs. Management believes the most complex and sensitive judgments, because of their significance to the consolidated financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. Management bases its estimates on historical experience, current market and economic conditions and other assumptions that management believes are reasonable. The results of these estimates form the basis for judgments about the carrying value of assets and liabilities where the values are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
The company believes the following represent its critical accounting policies and estimates used in the preparation of its financial statements:

(a)	Accounts Receivable
The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. Such allowances totaled $77 million at December 31, 2016. The company estimates the amount of customer receivables that are uncollectible based on the age of the receivable, the creditworthiness of the customer and any other information that is relevant to the judgment. If the financial condition of the company’s customers were to deteriorate, reducing their ability to make payments, additional allowances would be required.

(b)	Inventories
The company writes down its inventories for estimated excess quantities and obsolescence based on differences between the cost and estimated net realizable value taking into consideration usage in the preceding 12 months,

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Critical Accounting Policies and Estimates (continued)

expected demand and any other information that is relevant to the judgment. If ultimate usage or demand varies significantly from expected usage or demand, additional writedowns may be required.

(c)	Intangible Assets and Goodwill
The company uses assumptions and estimates in determining the fair value of assets acquired and liabilities assumed in a business combination. The determination of the fair value of intangible assets, which represent a significant portion of the purchase price in many of the company’s acquisitions, requires the use of significant judgment with regard to (i) the fair value; and (ii) whether such intangibles are amortizable or non-amortizable and, if the former, the period and the method by which the intangible asset will be amortized. The company estimates the fair value of acquisition-related intangible assets principally based on projections of cash flows that will arise from identifiable intangible assets of acquired businesses. The projected cash flows are discounted to determine the present value of the assets at the dates of acquisition. Definite-lived intangible assets totaled $12.63 billion at December 31, 2016. The company reviews definite-lived intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Actual cash flows arising from a particular intangible asset could vary from projected cash flows which could imply different carrying values from those established at the dates of acquisition and which could result in impairment of such asset.
The company evaluates goodwill and indefinite-lived intangible assets for impairment annually and when events occur or circumstances change that may reduce the fair value of the asset below its carrying amount. Events or circumstances that might require an interim evaluation include unexpected adverse business conditions, economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts. Goodwill and indefinite-lived intangible assets totaled $21.33 billion and $1.34 billion, respectively, at December 31, 2016. Estimates of future cash flows require assumptions related to revenue and operating income growth, asset-related expenditures, working capital levels and other factors. Different assumptions from those made in the company’s analysis could materially affect projected cash flows and the company’s evaluation of goodwill and indefinite-lived intangible assets for impairment.
Indications of fair value based on projections of profitability for 2017 and thereafter and on peer revenues and earnings trading multiples were sufficient to conclude that no impairment of goodwill or indefinite-lived intangible assets existed at the end of the tenth fiscal month of 2016, the date of the company’s impairment testing. There can be no assurance, however, that an economic downturn will not materially adversely affect peer trading multiples and the company’s businesses such that they do not achieve their forecasted profitability and these assets become impaired. Should the fair value of the company’s goodwill or indefinite-lived intangible assets decline because of reduced operating performance, market declines, or other indicators of impairment, or as a result of changes in the discount rate, charges for impairment may be necessary.
With the completion of the FEI acquisition in September 2016, the company established a new reporting unit called Materials and Structural Analysis, which consists of the former FEI business. Because this reporting unit consists solely of the acquired business, the book value of which equaled its fair value as of the acquisition date, no cushion of fair value over book value existed at the acquisition date. During its 2016 goodwill impairment testing, the company determined that the Materials and Structural Analysis reporting unit’s cushion of fair value over book value was nominal as of November 5, 2016. Given that the fair value is not substantially in excess of the book value, relatively small decreases in future cash flows from forecasted results or changes in discount rates or other assumptions could result in impairment of goodwill. The key variables that drive the cash flows of the reporting unit are levels of profitability and terminal value growth rate assumptions, as well as the weighted average cost of capital (WACC) rate applied. The estimates used for these assumptions represent management's best estimates, which the company believes are reasonable. These assumptions, however, are subject to uncertainty, including the degree to which the acquired business will grow revenue and profitability levels. The Materials and Structural Analysis reporting unit had $1.99 billion of goodwill, and had an overall carrying value of $3.93 billion as of December 31, 2016.

(d)	Revenues
In instances where the company sells equipment with a related installation obligation, the company generally recognizes revenue related to the equipment when title passes. The company recognizes revenue related to the installation when it performs the installation. The allocation of revenue between the equipment and the installation is based on relative selling price at the time of sale. Should the relative value of either the equipment or the installation change, the company’s revenue recognition would be affected.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Critical Accounting Policies and Estimates (continued)

In instances where the company sells equipment with customer-specified acceptance criteria, the company must assess whether it can demonstrate adherence to the acceptance criteria prior to the customer’s acceptance testing to determine the timing of revenue recognition. If the nature of customer-specified acceptance criteria were to change or grow in complexity such that the company could not demonstrate adherence, the company would be required to defer additional revenues upon shipment of its products until completion of customer acceptance testing.
The company records reductions to revenue for estimated product returns by customers. Should a greater or lesser number of products be returned, additional adjustments to revenue may be required.

(e)	Income Taxes
In the ordinary course of business there is inherent uncertainty in quantifying the company’s income tax positions. The company assesses income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the company has recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. The company’s reserve for these matters totaled $802 million at December 31, 2016. Where applicable, associated interest expense has also been recognized as a component of the provision for income taxes.
The company operates in numerous countries under many legal forms and, as a result, is subject to the jurisdiction of numerous domestic and non-U.S. tax authorities, as well as to tax agreements and treaties among these governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, currency exchange restrictions or the company’s level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of current and deferred tax balances and hence the company’s net income.
The company estimates the degree to which tax assets and loss carryforwards will result in a benefit, based on expected profitability by tax jurisdiction, and provides a valuation allowance for tax assets and loss carryforwards that it believes will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carryforward will be used, the company reverses the related valuation allowance. Any such reversals are recorded as a reduction of the company’s tax provision. The company’s tax valuation allowance totaled $113 million at December 31, 2016. Should the company’s actual future taxable income by tax jurisdiction vary from estimates, additional allowances or reversals thereof may be necessary.
The company provides a liability for future income tax payments in the worldwide tax jurisdictions in which it operates. Should tax return positions that the company expects are sustainable not be sustained upon audit, the company could be required to record an incremental tax provision for such taxes. Should previously unrecognized tax benefits ultimately be sustained, a reduction in the company’s tax provision would result.
The company operates in various jurisdictions around the world. With the exception of its Affymetrix Singapore subsidiary, the company has not provided income taxes on the undistributed earnings of its non-U.S. subsidiaries due to its intention to permanently reinvest such earnings unless the company can remit such earnings to the U.S. without associated net tax cost. The company recorded a deferred tax liability of $156 million in acquisition accounting for the outside basis difference of Affymetrix Singapore as the company intends to integrate it with the company’s existing Singapore operations within the next twelve months. Aside from this plan, the company’s intent is to only make distributions from non-U.S. subsidiaries in the future when they can be made at no net tax cost.

(f)	Contingencies and Litigation
The company records accruals for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and or external legal counsel and actuarial estimates. Accruals of acquired businesses, including product liability and environmental accruals, were initially recorded at fair value and

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Critical Accounting Policies and Estimates (continued)

discounted to their net present value. Additionally, the company records receivables from third-party insurers when recovery has been determined to be probable.

(g)	Pension and Other Retiree Benefits
Several of the company’s U.S. and non-U.S. subsidiaries sponsor defined benefit pension and other retiree benefit plans. The cost and obligations of these arrangements are calculated using many assumptions to estimate the benefits that the employee earns while working, the amount of which cannot be completely determined until the benefit payments cease. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets and rate of increase in employee compensation levels. Assumptions are determined based on company data and appropriate market indicators in consultation with third-party actuaries, and are evaluated each year as of the plans’ measurement date. Net periodic pension costs for the company’s pension and other postretirement benefit plans totaled $34 million in 2016. The company’s unfunded benefit obligation totaled $610 million at year-end 2016 compared with $528 million at year-end 2015. Should any of these assumptions change, they would have an effect on net periodic pension costs and the unfunded benefit obligation. For example, a 10% decrease in the discount rate would result in an annual increase in pension and other postretirement benefit expense of approximately $2 million and an increase in the benefit obligation of approximately $93 million.
As of December 31, 2016, the company expects to contribute between $215 and $235 million to its existing defined benefit pension plans in 2017.
As of January 1, 2017, the company changed the method it uses to estimate the service and interest components of net periodic benefit cost for pension and other retiree benefit plans. Historically, the company estimated these service and interest cost components utilizing the single weighted-average discount rate used to measure each plan's benefit obligation at the beginning of the year. Beginning in 2017, the company will utilize a full yield curve approach in the estimation of these components by applying the specific spot-rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The company has made this change to provide a more precise measurement of the service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. The company has accounted for this change as a change in accounting estimate and will account for it prospectively starting in January 2017. The reduction in service and interest costs for 2017 associated with this change in estimate will be approximately $10 million.
Results of Operations
2016 Compared With 2015

(In millions)	2016	2015	Total Change	Currency Translation	Acquisitions/ Divestitures	Operations

Revenues
Life Sciences Solutions	$5,317.2	$4,774.3	$542.9	$(38.0)	$255.3	$325.6
Analytical Instruments	3,668.2	3,208.2	460.0	(26.8)	386.9	99.9
Specialty Diagnostics	3,339.2	3,243.9	95.3	(19.7)	0.2	114.8
Laboratory Products and Services	6,723.6	6,371.7	351.9	(75.0)	95.5	331.4
Eliminations	(774.1)	(632.7)	(141.4)	14.6	(5.3)	(150.7)

Consolidated Revenues	$18,274.1	$16,965.4	$1,308.7	$(144.9)	$732.6	$721.0
Sales in 2016 were $18.27 billion, an increase of $1.31 billion from 2015. The unfavorable effects of currency translation resulted in a decrease in revenues of $145 million in 2016. Sales increased $733 million due to acquisitions. Aside from the effects of currency translation and acquisitions, revenues increased $721 million (4%) primarily due to increased demand. Sales to customers in the company’s primary end markets grew. Demand from customers in pharmaceutical and biotech industries was particularly strong. Sales growth was strong in Asia, moderate in Europe and modest in North America.
In 2016, total company operating income and operating income margin were $2.45 billion and 13.4%, respectively, compared with $2.34 billion and 13.8%, respectively, in 2015. The increase in operating income was primarily due to profit on higher sales in local currencies, productivity improvements, net of inflationary cost increases, and, to a lesser extent,

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

acquisitions. These increases were offset in part by higher restructuring and acquisition-related charges in the 2016 period, strategic growth investments and unfavorable sales mix.
In 2016, the company recorded restructuring and other costs, net, of $395 million, including $102 million of charges to cost of revenues for the sale of inventories revalued at the date of acquisition and to conform the accounting policies of FEI and Affymetrix with the company's accounting policies; $104 million of charges to selling, general and administrative expenses primarily for third-party transaction and integration costs related to the acquisitions of FEI and Affymetrix. In addition, the company recorded $164 million of cash restructuring costs, primarily to achieve acquisition synergies, including severance and abandoned facilities costs associated with the closure and consolidation of facilities in the U.S. The company’s other businesses incurred costs for continued headcount reductions and facility consolidations in an effort to streamline operations, including severance at several businesses and abandoned facility expenses at businesses that have been or are being consolidated in the U.S., Europe and Asia (see Note 14). The company also recorded charges for litigation and environmental remediation matters. These costs were partially offset by gains on the sales of real estate.
In 2015, the company recorded restructuring and other costs, net, of $171 million, including $9 million of charges to cost of revenues for the sale of inventories revalued at the date of acquisition and, to a lesser extent, accelerated depreciation at facilities closing due to real estate consolidation; $46 million of charges to selling, general and administrative expenses primarily for charges associated with product liability litigation, third-party transaction and integration costs primarily related to the acquisitions of Life Technologies and Alfa Aesar, and accelerated depreciation at facilities closing due to real estate consolidation. In addition, the company recorded $82 million of cash restructuring costs primarily for actions to achieve synergies from the Life Technologies acquisition and for abandoned facilities costs associated with a manufacturing facility in the U.S. The company’s other businesses incurred costs for continued headcount reductions and facility consolidations in an effort to streamline operations, including severance at several businesses and abandoned facility expenses at businesses that have been or are being consolidated, including the consolidation of operations within several facilities in the U.S., Europe and Asia. The company also recorded charges for litigation-related matters associated with acquired businesses and impairment of acquired technology in development. These costs were partially offset by gains on the sale of a small product line and real estate.
As of February 28, 2017, the company has identified restructuring actions that will result in additional charges of approximately $85 million in 2017 and expects to identify additional actions during 2017 which will be recorded when specified criteria are met, such as communication of benefit arrangements and abandonment of leased facilities. Approximately 45% of the additional charges will be incurred in the Life Sciences Solutions segment, 35% in the Analytical Instruments segment, with the remainder incurred across the company's remaining segments. The restructuring projects for which charges were incurred in 2016 are expected to result in annual cost savings of approximately $100 million beginning in part in 2016 and, to a greater extent, in 2017, including $60 million in the Life Sciences Solutions segment, $25 million in the Analytical Instruments segment, $5 million in the Specialty Diagnostics segment and $10 million in the Laboratory Products and Services segment. The restructuring actions for which charges were incurred in 2015 resulted in annual cost savings of approximately $100 million beginning in part in 2015 and to a greater extent in 2016, including $50 million in the Life Sciences Solutions segment, $25 million in the Analytical Instruments segment, $10 million in the Specialty Diagnostics segment and $15 million in the Laboratory Products and Services segment.
Segment Results
The company’s management evaluates segment operating performance using operating income before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition-related activities; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; and amortization of acquisition-related intangible assets. The company uses this measure because it helps management understand and evaluate the segments’ core operating results and facilitate comparison of performance for determining compensation (Note 3). Accordingly, the following segment data is reported on this basis.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

(Dollars in millions)	2016	2015	Change

Revenues
Life Sciences Solutions	$5,317.2	$4,774.3	11%
Analytical Instruments	3,668.2	3,208.2	14%
Specialty Diagnostics	3,339.2	3,243.9	3%
Laboratory Products and Services	6,723.6	6,371.7	6%
Eliminations	(774.1)	(632.7)	22%

Consolidated Revenues	$18,274.1	$16,965.4	8%

Segment Income
Life Sciences Solutions	$1,595.5	$1,413.7	13%
Analytical Instruments	745.2	612.8	22%
Specialty Diagnostics	909.8	872.9	4%
Laboratory Products and Services	971.3	922.3	5%

Subtotal Reportable Segments	4,221.8	3,821.7	10%

Cost of Revenues Charges	(101.5)	(9.1)
Selling, General and Administrative Charges, Net	(103.9)	(46.3)
Restructuring and Other (Costs) Income, Net	(189.2)	(115.3)
Amortization of Acquisition-related Intangible Assets	(1,378.0)	(1,314.8)

Consolidated Operating Income	$2,449.2	$2,336.2	5%

Reportable Segments Operating Income Margin	23.1%	22.5%

Consolidated Operating Income Margin	13.4%	13.8%
Income from the company’s reportable segments increased 10% to $4.22 billion in 2016 due primarily to profit on higher sales in local currencies and productivity improvements, net of inflationary cost increases. These increases were offset in part by strategic growth investments and unfavorable sales mix.
Life Sciences Solutions

(Dollars in millions)	2016	2015	Change

Revenues	$5,317.2	$4,774.3	11%

Operating Income Margin	30.0%	29.6%	0.4 pt
Sales in the Life Sciences Solutions segment increased $543 million to $5.32 billion in 2016. Sales increased $326 million (7%) due to higher revenues at existing businesses and $255 million due to acquisitions, offset in part by a decrease of $38 million due to the unfavorable effects of currency translation. The increase in revenue at existing businesses was primarily due to increased demand for biosciences products and bioprocess production products and, to a lesser extent, next generation sequencing products.
Operating income margin was 30.0% in 2016 compared to 29.6% in 2015. The increase in operating margin resulted from productivity improvements, net of inflationary cost increases, profit on higher sales in local currencies and, to a lesser extent, price increases. These increases were offset in part by unfavorable sales mix, acquisition dilution and strategic growth investments.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

Analytical Instruments

(Dollars in millions)	2016	2015	Change

Revenues	$3,668.2	$3,208.2	14%

Operating Income Margin	20.3%	19.1%	1.2 pt
Sales in the Analytical Instruments segment increased $460 million to $3.67 billion in 2016. Sales increased $387 million due to acquisitions and $100 million (3%) due to higher revenues at existing businesses, offset in part by a decrease of $27 million due to the unfavorable effects of currency translation. The increase in revenue at existing businesses was primarily due to increased demand for products sold by the segment's chromatography and mass spectrometry business and, to a lesser extent, sales of environmental instruments. These increases were offset in part by lower sales of chemical analysis products due primarily to softness in certain industrial end markets.
Operating income margin was 20.3% in 2016 compared to 19.1% in 2015. The increase resulted primarily from productivity improvements, net of inflationary cost increases, profit on higher sales in local currencies and, to a lesser extent, favorable foreign currency exchange. These increases were offset in part by unfavorable sales mix and strategic growth investments.
Specialty Diagnostics

(Dollars in millions)	2016	2015	Change

Revenues	$3,339.2	$3,243.9	3%

Operating Income Margin	27.2%	26.9%	0.3 pt
Sales in the Specialty Diagnostics segment increased $95 million to $3.34 billion in 2016. Sales increased $115 million (4%) due to higher revenues at existing businesses, offset in part by a decrease of $20 million due to the unfavorable effects of currency translation. The increase in revenue at existing businesses was primarily due to increased demand for products in each of the segment's principal businesses with particular strength in the segment’s healthcare market channel and sales of immunodiagnostics products and clinical diagnostics products.
Operating income margin was 27.2% in 2016 and 26.9% in 2015. The increase resulted primarily from productivity improvements, net of inflationary cost increases, and profit on higher sales in local currencies, offset in part by strategic growth investments.
Laboratory Products and Services

(Dollars in millions)	2016	2015	Change

Revenues	$6,723.6	$6,371.7	6%

Operating Income Margin	14.4%	14.5%	-0.1 pt
Sales in the Laboratory Products and Services segment increased $352 million to $6.72 billion in 2016. Sales increased $331 million (5%) due to higher revenues at existing businesses and $96 million due to an acquisition. These increases were offset in part by $75 million due to the unfavorable effects of currency translation. The increase in revenue at existing businesses was primarily due to increased demand for products in each of the segment’s principal businesses.
Operating income margin was 14.4% in 2016 compared to 14.5% in 2015. Decreases due to strategic growth investments and unfavorable sales mix were offset in part by productivity improvements, net of inflationary cost increases, and profit on higher sales in local currencies.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

Other Expense, Net
The company reported other expense, net, of $425 million and $400 million in 2016 and 2015, respectively (Note 4). Interest expense increased $55 million primarily due to an increase in outstanding debt. In 2016, other items, net includes $22 million of charges related to the amortization of fees paid to obtain bridge financing commitments for the acquisition of FEI and $9 million of losses on the early extinguishment of debt, offset in part by $12.5 million of gains on investments. In 2015, other items, net includes losses of $12 million on the early extinguishment of debt and costs of $7.5 million associated with entering into interest rate swap arrangements.
Provision for Income Taxes
The company recorded a benefit from income taxes in 2016. In 2016, the company continued to implement tax planning initiatives related to non-U.S. subsidiaries. These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $91 million, offset in part by additional U.S. taxes of $37 million on the related foreign income (which reduced the benefit from the foreign rate differential in 2016) for a net benefit of $54 million. The foreign tax credits are the result of foreign earnings remitted or deemed remitted to the U.S. during the reporting year and the U.S. treatment of taxes paid in the foreign jurisdictions in the years those profits were originally earned. The company intends to make similar types of distributions from non-U.S. subsidiaries when they can be made at no net tax cost. The ability of the company to make distributions in future periods of similar type and magnitude will depend on the level of earnings and cash flow in various foreign jurisdictions and on the applicable tax laws in effect at that time. Accordingly, the impact of foreign tax credits on the company’s effective tax rate in future periods is likely to vary. The company also implemented foreign tax credit planning in Sweden which resulted in $100 million of foreign tax credits, with no related incremental U.S. income tax expense. In addition, the company recorded discrete benefits in 2016 totaling $39 million related to prior year tax filings and net charges of $12 million related to tax audits.
The company recorded a benefit from income taxes in 2015. In 2015, the company implemented tax planning initiatives related to non-U.S. subsidiaries. These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $111 million, offset in part by additional U.S. taxes of $46 million on the related foreign income (which reduced the benefit from the foreign rate differential in 2015) for a net benefit of $66 million. The foreign tax credits are the result of foreign earnings remitted or deemed remitted to the U.S. during the reporting year and the U.S. treatment of taxes paid in the foreign jurisdictions in the years those profits were originally earned. The company also implemented foreign tax credit planning in Sweden which resulted in $80 million of foreign tax credits, with no related incremental U.S. income tax expense. In addition, the company recorded discrete benefits totaling $54 million related to additional prior year foreign tax and other credits as well as restructuring and other costs associated with the 2014 acquisition of Life Technologies. The tax provision in the 2015 period was favorably affected by $37 million as a result of adjustments to deferred tax balances due to changes in tax rates. The effective tax rate in both 2016 and 2015 was also affected by relatively significant earnings in lower tax jurisdictions. Due primarily to the non-deductibility of intangible asset amortization for tax purposes, the company’s cash payments for income taxes were higher than its income tax expense for financial reporting purposes and totaled $663 million and $477 million in 2016 and 2015, respectively.
The company expects its effective tax rate in 2017 will be less than 3% based on currently forecasted rates of profitability in the countries in which the company conducts business and expected generation of foreign tax credits.
The company has operations and a taxable presence in approximately 50 countries outside the U.S. All of these countries except one have a lower tax rate than the U.S. The countries in which the company has a material presence that have significantly lower tax rates than the U.S. include Germany, the Netherlands, Singapore, Sweden, Switzerland and the United Kingdom. The company’s ability to obtain a benefit from lower tax rates outside the U.S. is dependent on its relative levels of income in countries outside the U.S. and on the statutory tax rates in those countries. Based on the dispersion of the company’s non-U.S. income tax provision among many countries, the company believes that a change in the statutory tax rate in any individual country is not likely to materially affect the company’s income tax provision or net income, aside from any resulting one-time adjustment to the company’s deferred tax balances to reflect a new rate.
Recent Accounting Pronouncements
A description of recently issued accounting standards is included under the heading “Recent Accounting Pronouncements” in Note 1.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

Contingent Liabilities
The company is contingently liable with respect to certain legal proceedings and related matters. An unfavorable outcome that differs materially from current accrual estimates, if any, for one or more of the matters described under the headings “Product Liability, Workers Compensation and Other Personal Injury Matters," "Intellectual Property Matters" and "Commercial Matters" in Note 10 could have a material adverse effect on the company’s financial position as well as its results of operations and cash flows.
2015 Compared With 2014

(In millions)	2015	2014	Total Change	Currency Translation	Acquisitions/ Divestitures	Operations

Revenues
Life Sciences Solutions	$4,774.3	$4,532.7	$241.6	$(280.6)	$305.9	$216.3
Analytical Instruments	3,208.2	3,252.2	(44.0)	(188.8)	4.1	140.7
Specialty Diagnostics	3,243.9	3,343.6	(99.7)	(196.6)	10.8	86.1
Laboratory Products and Services	6,371.7	6,311.6	60.1	(287.3)	(101.9)	449.3
Eliminations	(632.7)	(550.5)	(82.2)	15.0	(7.4)	(89.8)

Consolidated Revenues	$16,965.4	$16,889.6	$75.8	$(938.3)	$211.5	$802.6
Sales in 2015 were $16.97 billion, an increase of $76 million from 2014. The unfavorable effects of currency translation resulted in a decrease in revenues of $938 million in 2015. Sales increased $212 million due to acquisitions, principally Life Technologies, net of divestitures. Aside from the effects of currency translation and acquisitions/divestitures, revenues increased $803 million (5%) primarily due to increased demand. Sales to customers in the company’s primary end markets grew. Demand from customers in pharmaceutical and biotech industries was particularly strong. Sales growth was moderate in North America and Europe and strong in Asia.
In 2015, total company operating income and operating income margin were $2.34 billion and 13.8%, respectively, compared with $2.50 billion and 14.8%, respectively, in 2014. The decrease in operating income and operating income margin was primarily due to net gains of $895 million on the sale of businesses in 2014, offset in part by $450 million of charges in 2014 associated with the February 2014 acquisition of Life Technologies. The unfavorable impact of foreign currency exchange also contributed to the decrease in profitability. These factors that reduced operating income in 2015 were offset in part by productivity improvements, net of inflationary cost increases and, to a lesser extent, profit on higher sales in local currencies.
In 2015, the company recorded restructuring and other costs, net, of $171 million, including $9 million of charges to cost of revenues for the sale of inventories revalued at the date of acquisition and, to a lesser extent, accelerated depreciation at facilities closing due to real estate consolidation; $46 million of charges to selling, general and administrative expenses primarily for charges associated with product liability litigation, third-party transaction and integration costs primarily related to the acquisitions of Life Technologies and Alfa Aesar, and accelerated depreciation at facilities closing due to real estate consolidation. In addition, the company recorded $82 million of cash restructuring costs primarily for actions to achieve synergies from the Life Technologies acquisition and for abandoned facilities costs associated with a manufacturing facility in the U.S. The company’s other businesses incurred costs for continued headcount reductions and facility consolidations in an effort to streamline operations, including severance at several businesses and abandoned facility expenses at businesses that have been or are being consolidated, including the consolidation of operations within several facilities in the U.S., Europe and Asia. The company also recorded charges for litigation-related matters associated with acquired businesses and impairment of acquired technology in development. These costs were partially offset by gains on the sale of a small product line and real estate (see Note 14).
In 2014, the company recorded restructuring and other income, net, of $140 million, including net gains on the sale of businesses and real estate of $895 million and $15 million, respectively, offset in part by $328 million of charges to cost of revenues primarily for the sale of inventories revalued at the date of acquisition; $131 million of charges to selling, general and administrative expenses primarily for transaction costs related to the acquisition of Life Technologies; and $29 million of charges for pension settlements. The company incurred $268 million of cash restructuring costs primarily associated with the Life Technologies acquisition including cash compensation to monetize certain equity awards held by Life Technologies

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

employees at the date of acquisition and severance obligations to former executives and employees of Life Technologies. In addition, the company’s other businesses incurred costs for continued headcount reductions and facility consolidations in an effort to streamline operations, including severance at several businesses and abandoned facility expenses at businesses that have been or are being consolidated, including the consolidation of operations within several facilities in the U.S., Europe and Asia.
The restructuring actions for which charges were incurred in 2014 resulted in annual cost savings of approximately $120 million beginning in part in 2014 and to a greater extent in 2015, including $80 million in the Life Sciences Solutions segment, $10 million in the Analytical Instruments segment, $10 million in the Specialty Diagnostics segment and $20 million in the Laboratory Products and Services segment.
Segment Results

(Dollars in millions)	2015	2014	Change

Revenues
Life Sciences Solutions	$4,774.3	$4,532.7	5%
Analytical Instruments	3,208.2	3,252.2	(1)%
Specialty Diagnostics	3,243.9	3,343.6	(3)%
Laboratory Products and Services	6,371.7	6,311.6	1%
Eliminations	(632.7)	(550.5)	15%

Consolidated Revenues	$16,965.4	$16,889.6	0%

Segment Income
Life Sciences Solutions	$1,413.7	$1,283.6	10%
Analytical Instruments	612.8	581.1	5%
Specialty Diagnostics	872.9	916.0	(5)%
Laboratory Products and Services	922.3	914.1	1%

Subtotal Reportable Segments	3,821.7	3,694.8	3%

Cost of Revenues Charges	(9.1)	(327.6)
Selling, General and Administrative Costs, Net	(46.3)	(130.7)
Restructuring and Other Income (Costs), Net	(115.3)	598.2
Amortization of Acquisition-related Intangible Assets	(1,314.8)	(1,331.7)

Consolidated Operating Income	$2,336.2	$2,503.0	(7)%

Reportable Segments Operating Income Margin	22.5%	21.9%

Consolidated Operating Income Margin	13.8%	14.8%
Income from the company’s reportable segments increased 3% to $3.82 billion in 2015 due primarily to productivity improvements, net of inflationary cost increases, and, to a lesser extent, profit on higher sales in local currencies, offset in part by the unfavorable impact of foreign currency exchange and strategic growth investments.
Life Sciences Solutions

(Dollars in millions)	2015	2014	Change

Revenues	$4,774.3	$4,532.7	5%

Operating Income Margin	29.6%	28.3%	1.3 pt

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

Sales in the Life Sciences Solutions segment increased $242 million to $4.77 billion in 2015 primarily due to the acquisition of Life Technologies, net of divestitures. Had the acquisition of Life Technologies been completed at the beginning of 2013, revenues for the 2015 period would have decreased $28 million compared to pro forma 2014 revenues, including a decrease of $295 million due to the unfavorable effects of currency translation, offset in part by an increase of $228 million (5%) due to higher revenues at existing businesses and an increase of $39 million due to other acquisitions, net of dispositions. The increase in pro forma revenue at existing businesses was primarily due to increased demand for bioprocess production products as well as biosciences products.
Operating income margin was 29.6% in 2015 compared to 28.3% in 2014. The increase resulted primarily from productivity improvements (including acquisition cost synergies), net of inflationary cost increases and favorable sales mix. These increases were offset in part by the unfavorable impact of foreign currency exchange and, to a lesser extent, by exclusion in 2014 of January’s lower margin results for Life Technologies. Results for January commonly have a lower margin rate than results for the balance of the quarter, due to the phasing of revenue and costs.
Analytical Instruments

(Dollars in millions)	2015	2014	Change

Revenues	$3,208.2	$3,252.2	(1)%

Operating Income Margin	19.1%	17.9%	1.2 pt
Sales in the Analytical Instruments segment decreased $44 million to $3.21 billion in 2015. Sales decreased $189 million due to the unfavorable effects of currency translation, offset in part by increases of $141 million (4%) due to higher revenues at existing businesses and $4 million due to acquisitions. The increase in revenue at existing businesses was primarily due to increased demand for chromatography products and, to a lesser extent, sales of service offerings and increased demand for mass spectrometry instruments. These increases were offset in part by modestly lower sales of chemical analysis products due primarily to softness in certain commodity materials markets.
Operating income margin was 19.1% in 2015 compared to 17.9% in 2014. The increase resulted primarily from productivity improvements, net of inflationary cost increases and profit on incremental sales in local currencies, offset in part by strategic growth investments and the impact of unfavorable foreign currency exchange.
Specialty Diagnostics

(Dollars in millions)	2015	2014	Change

Revenues	$3,243.9	$3,343.6	(3)%

Operating Income Margin	26.9%	27.4%	-0.5 pt
Sales in the Specialty Diagnostics segment decreased $100 million to $3.24 billion in 2015. Sales decreased $197 million due to the unfavorable effects of currency translation offset in part by $86 million (3%) due to higher revenues at existing businesses and $11 million due to an acquisition net of a divestiture. The increase in revenue at existing businesses was primarily due to increased demand for clinical diagnostics products, products sold through the segment’s healthcare market channel and immunodiagnostics products. These increases were offset in part by lower sales due to the expiration, in late 2014, of an OEM contract following the acquisition of the customer by a competitor.
Operating income margin was 26.9% in 2015 and 27.4% in 2014. The decrease resulted primarily from strategic growth investments and unfavorable foreign currency exchange, offset in part by productivity improvements, net of inflationary cost increases.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Results of Operations (continued)

Laboratory Products and Services

(Dollars in millions)	2015	2014	Change

Revenues	$6,371.7	$6,311.6	1%

Operating Income Margin	14.5%	14.5%	0.0 pt
Sales in the Laboratory Products and Services segment increased $60 million to $6.37 billion in 2015. Sales increased $449 million (7%) due to higher revenues at existing businesses. This increase was offset in part by $287 million due to the unfavorable effects of currency translation and $102 million due to a disposition, net of an acquisition. The increase in revenue at existing businesses was primarily due to increased demand for products in each of the segment’s principal businesses.
Operating income margin was 14.5% in both 2015 and 2014. The increase was primarily due to productivity improvements, net of inflationary cost increases as well as profit on incremental sales in local currencies offset by unfavorable sales mix and strategic growth investments.
Other Expense, Net
The company reported other expense, net, of $400 million and $416 million in 2015 and 2014, respectively (Note 4). Interest expense decreased $65 million primarily due to a reduction in outstanding debt and effective interest rates. In 2015, other items, net includes losses of $12 million on the early extinguishment of debt and costs of $7.5 million associated with entering into interest rate swap arrangements. In 2014, other items, net includes net gains of $9 million on the sale of investments.
Provision for Income Taxes
The company recorded a benefit from income taxes in 2015. In 2015, the company implemented tax planning initiatives related to non-U.S. subsidiaries. These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $111 million, offset in part by additional U.S. taxes of $46 million on the related foreign income (which reduced the benefit from the foreign rate differential in 2015) for a net benefit of $66 million. The foreign tax credits are the result of foreign earnings remitted or deemed remitted to the U.S. during the reporting year and the U.S. treatment of taxes paid in the foreign jurisdictions in the years those profits were originally earned. The company also implemented foreign tax credit planning in Sweden which resulted in $80 million of foreign tax credits, with no related incremental U.S. income tax expense. In addition, the company recorded discrete benefits totaling $54 million related to additional prior year foreign tax and other credits as well as restructuring and other costs associated with the 2014 acquisition of Life Technologies. The tax provision in the 2015 period was favorably affected by $37 million as a result of adjustments to deferred tax balances due to changes in tax rates.
The company’s effective tax rate was 9.2% in 2014. The 2014 provision for income taxes included $390 million related to gains on the sales of businesses. Aside from the discrete tax on the gains, the company had a benefit from income taxes primarily due to restructuring and other costs associated with the acquisition of Life Technologies as well as an increase in the expected benefit from foreign tax credits. In 2014, the company implemented tax planning initiatives related to non-U.S. subsidiaries.  These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $172 million, offset in part by additional U.S. taxes of $55 million on the related foreign income (which reduced the benefit from the foreign rate differential in 2014) for a net benefit of $117 million. The foreign tax credits are the result of foreign earnings remitted or deemed remitted to the U.S. during the reporting year and the U.S. treatment of taxes paid in the foreign jurisdictions in the years those profits were originally earned. The federal tax credit for 2014 research and development activities favorably affected the tax provision in 2014 by $20 million. In 2014, the company recognized a discrete tax benefit of $15 million attributable to tax rulings related to non-U.S. subsidiaries. The tax provision in the 2014 period was favorably affected by $5.5 million as a result of adjustments to deferred tax balances due to changes in tax rates. The effective tax rate in both 2015 and 2014 was also affected by relatively significant earnings in lower tax jurisdictions. Due primarily to the non-deductibility of intangible asset amortization for tax purposes, the company’s cash payments for income taxes were higher than its income tax expense for financial reporting purposes and totaled $477 million and $586 million in 2015 and 2014, respectively.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Liquidity and Capital Resources
Consolidated working capital was $2.16 billion at December 31, 2016, compared with $1.59 billion at December 31, 2015. Included in working capital were cash and cash equivalents of $786 million at December 31, 2016 and $452 million at December 31, 2015.
2016
Cash provided by operating activities was $3.26 billion during 2016. An increase in accounts receivable used cash of $352 million primarily to support growth in sales in local currencies and due to the mid-month timing of the acquisition of FEI when receivables are commonly lower than at quarter-end. Inventories provided cash of $98 million due to a reduction associated with fourth quarter 2016 sales. An increase in other assets used cash of $153 million primarily due to the timing of payments. An increase in other liabilities provided cash of $216 million primarily due to the timing of payments for income taxes and incentive compensation. Cash payments for income taxes increased to $663 million during 2016, compared with $477 million in 2015. The company made cash contributions to its pension and postretirement benefit plans totaling $43 million during 2016. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $122 million during 2016.
During 2016, the company’s investing activities used $5.52 billion of cash. Acquisitions used cash of $5.18 billion. The company’s investing activities also included the purchase of $444 million of property, plant and equipment. In February 2017, the company completed an acquisition for approximately $225 million in cash (Note 16).
The company’s financing activities provided $2.76 billion of cash during 2016. Issuance of senior notes and borrowings under term loans provided cash of $7.60 billion and an increase in commercial paper obligations provided cash of $904 million. Repayment of senior notes, the 364-day term loan and acquired debt used cash of $4.33 billion. The company’s financing activities also included the repurchase of $1.25 billion of the company’s common stock and the payment of $238 million in cash dividends, offset in part by $87 million of proceeds from employee stock option exercises. On July 7, 2016, the Board of Directors authorized the repurchase of up to $1.50 billion of the company’s common stock. At December 31, 2016, $1.25 billion was available for future repurchases of the company’s common stock under this authorization. Early in the first quarter of 2017, the company repurchased $500 million of the company's common stock which reduced the availability under this authorization to $750 million as of February 28, 2017.
As of December 31, 2016, the company’s short-term debt totaled $1.26 billion, including $300 million due within the next twelve months under a 3-year term loan agreement and $953 million of commercial paper obligations. The company has a revolving credit facility with a bank group that provides up to $2.50 billion of unsecured multi-currency revolving credit. If the company borrows under this facility, it intends to leave undrawn an amount equivalent to outstanding commercial paper to provide a source of funds in the event that commercial paper markets are not available. As of December 31, 2016, no borrowings were outstanding under the company’s revolving credit facility, although available capacity was reduced by approximately $72 million as a result of outstanding letters of credit.
Approximately half of the company’s cash balances and cash flows from operations are from outside the U.S. The company uses its non-U.S. cash for needs outside of the U.S. including acquisitions and repayment of acquisition-related intercompany debt to the U.S. In addition, the company also transfers cash to the U.S. using non-taxable returns of capital as well as dividends where the related U.S. foreign tax credit equals or exceeds any tax cost arising from the dividends. As a result of using such means of transferring cash to the U.S., the company does not expect any material adverse liquidity effects from its significant non-U.S. cash balances for the foreseeable future.
The company believes that its existing cash and cash equivalents of $786 million as of December 31, 2016 and its future cash flow from operations together with available borrowing capacity under its revolving credit agreement will be sufficient to meet the cash requirements of its existing businesses for the foreseeable future, including at least the next 24 months.
2015
Cash provided by operating activities was $2.94 billion during 2015. Increases in accounts receivable and inventories used cash of $149 million and $141 million, respectively, primarily to support growth in sales in local currencies. An increase in other assets used cash of $254 million primarily related to the timing of tax payments/refunds. An increase in other liabilities provided cash of $200 million primarily due to the timing of payments for income taxes and incentive compensation. Cash payments for income taxes decreased to $477 million during 2015, compared with $586 million in 2014 that included taxes associated with gains on divestitures. The company made cash contributions to its pension and postretirement benefit plans

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Liquidity and Capital Resources (continued)

totaling $38 million during 2015. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $97 million during 2015.
During 2015, the company’s investing activities used $1.09 billion of cash. Acquisitions used cash of $695 million. The company’s investing activities also included the purchase of $423 million of property, plant and equipment.
The company’s financing activities used $2.62 billion of cash during 2015. Repayments of long-term debt totaled $3.78 billion. Issuance of senior notes provided cash of $1.80 billion and an increase in commercial paper obligations provided cash of $50 million. The company’s financing activities also included the repurchase of $500 million of the company’s common stock and the payment of $241 million in cash dividends, offset in part by $72 million of proceeds from employee stock option exercises.
2014
Cash provided by operating activities was $2.73 billion during 2014 primarily from the company’s earnings. Increases in accounts receivable and inventories used cash of $145 million and $110 million, respectively, primarily to support growth in sales. Other assets decreased by $163 million primarily due to collection of tax refunds including those related to legacy Life Technologies’ operations. Other liabilities increased by $352 million primarily due to the timing of payments for incentive compensation and income taxes. In 2014, the company made cash payments including monetizing certain equity awards, severance obligations and transaction costs totaling $325 million related to the acquisition of Life Technologies. The company made cash contributions to its pension and postretirement benefit plans totaling $50 million during 2014. Cash payments for income taxes totaled $586 million.
During 2014, the company’s investing activities used $11.81 billion of cash, principally for the acquisition of Life Technologies. Acquisitions used cash of $13.04 billion. Proceeds from the sale of businesses provided $1.52 billion. The company’s investing activities also included the purchase of $428 million of property, plant and equipment.
The company’s financing activities provided $4.69 billion of cash during 2014. To partially fund the acquisition of Life Technologies, the company borrowed $5.00 billion under an unsecured term loan and issued 34.9 million shares of its common stock for net proceeds of $2.94 billion in cash (Note 11). Other long-term borrowings totaled $1.59 billion. Repayments of long-term debt, principally the term loan, totaled $4.43 billion. A decrease in commercial paper obligations used cash of $250 million. The company’s financing activities also included the receipt of $112 million of proceeds from employee stock option exercises offset by the payment of $235 million in cash dividends.
Off-Balance Sheet Arrangements
The company did not use special purpose entities or other off-balance-sheet financing arrangements in 2014, 2015 or 2016, except for letters of credit, bank guarantees, residual value guarantees under three lease agreements, surety bonds and other guarantees disclosed in the table or discussed below. The amounts disclosed in the table below for letters of credit, bank guarantees, surety bonds and other guarantees relate to guarantees of the company’s performance, primarily in the ordinary course of business.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Liquidity and Capital Resources (continued)

Contractual Obligations and Other Commercial Commitments
The table below summarizes, by period due or expiration of commitment, the company’s contractual obligations and other commercial commitments as of December 31, 2016.

	Payments due by Period or Expiration of Commitment
(In millions)	2017	2018 and 2019	2020 and 2021	2022 and Thereafter	Total

Contractual Obligations and Other Commercial Commitments
Debt principal, including short-term debt (a)	$1,253.8	$3,006.5	$3,997.0	$8,431.7	$16,689.0
Interest	0.9	1.5	1.1	1.1	4.6
Capital lease obligations	1.7	3.7	3.9	2.7	12.0
Operating lease obligations	163.7	235.6	139.7	176.5	715.5
Unconditional purchase obligations (b)	362.2	14.3	1.2	0.3	378.0
Letters of credit and bank guarantees	162.6	12.8	3.2	0.7	179.3
Surety bonds and other guarantees	22.9	0.9	—	—	23.8
Pension obligations on balance sheet	41.4	84.4	83.0	468.0	676.8
Asset retirement obligations accrued on balance sheet	2.8	13.5	9.9	16.3	42.5
Acquisition-related contingent consideration accrued on balance sheet	3.4	—	—	—	3.4
Other (c)	1.4	—	—	—	1.4

	$2,016.8	$3,373.2	$4,239.0	$9,097.3	$18,726.3

(a)	Amounts represent the expected cash payments for debt and do not include any deferred issuance costs.

(b)
Unconditional purchase obligations include agreements to purchase goods, services or fixed assets that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty.

(c)	Obligation represents funding commitments pursuant to investments held by the company.
Reserves for unrecognized tax benefits of $802 million have not been included in the above table due to the inability to predict the timing of tax audit resolutions.
The company has no material commitments for purchases of property, plant and equipment, other than those included in the above table, but expects that for 2017, such expenditures will approximate $500 million.
Guarantees of residual value under lease arrangements for three facilities have not been included in the above table due to the inability to predict if and when the guarantees may require payment (see Note 10). The residual value guarantees become operative at the end of the leases for up to a maximum of $155 million. The initial terms of these leases end in 2019, 2020 and 2022, although renewal options exist for each.
A guarantee of pension plan obligations of a divested business has not been included in the preceding table due to the inability to predict if and when the guarantee may require payment. The purchaser of the divested business has agreed to pay for the pension benefits, however the company was required to guarantee payment of these pension benefits should the purchaser fail to do so. The amount of the guarantee at December 31, 2016 was $40 million.
In disposing of assets or businesses, the company often provides representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste facilities, and unidentified tax liabilities and related legal fees. The company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the company has no reason to believe that these uncertainties would have a material adverse effect on its financial position, annual results of operations or cash flows.

THERMO FISHER SCIENTIFIC INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Liquidity and Capital Resources (continued)

The company has recorded liabilities for known indemnifications included as part of environmental liabilities. See Item 1. Business – Environmental Matters for a discussion of these liabilities.

THERMO FISHER SCIENTIFIC INC.

INDEX OF CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

The following Consolidated Financial Statements of the Registrant and its subsidiaries are required to be included in Item 15:

THERMO FISHER SCIENTIFIC INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Thermo Fisher Scientific Inc.
In our opinion, the accompanying consolidated balance sheets, and the related consolidated statements of income, of comprehensive income, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Thermo Fisher Scientific Inc. and its subsidiaries at December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2016 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for employee share-based payments and the manner in which it classifies certain cash receipts and cash payments in 2017.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2017, except with respect to the effects on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments as discussed in Note 3 and the change in the manner in which the Company accounts for employee share-based payments and classifies certain cash receipts and cash payments as discussed in Note 1 as to which the date is May 5, 2017

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
(In millions except share and per share amounts)	2016	2015

Assets
Current Assets:
Cash and cash equivalents	$786.2	$452.1
Accounts receivable, less allowances of $77.3 and $70.1	3,048.5	2,544.9
Inventories	2,213.3	1,991.7
Refundable income taxes	378.3	218.1
Other current assets	594.7	534.4

Total current assets	7,021.0	5,741.2

Property, Plant and Equipment, Net	2,577.8	2,448.8
Acquisition-related Intangible Assets, Net	13,969.0	12,758.3
Other Assets	1,011.9	1,058.4
Goodwill	21,327.8	18,827.6

Total Assets	$45,907.5	$40,834.3

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,255.5	$1,051.8
Accounts payable	926.2	822.2
Accrued payroll and employee benefits	708.7	598.2
Accrued income taxes	165.4	212.5
Deferred revenue	485.9	317.9
Other accrued expenses	1,324.1	1,143.7

Total current liabilities	4,865.8	4,146.3

Deferred Income Taxes	2,557.4	2,622.6
Other Long-term Liabilities	1,572.6	1,295.0
Long-term Obligations	15,372.4	11,420.2

Commitments and Contingencies (Note 10)

Shareholders' Equity:
Preferred stock, $100 par value, 50,000 shares authorized; none issued
Common stock, $1 par value, 1,200,000,000 shares authorized; 415,138,564 and 411,944,301 shares issued	415.1	411.9
Capital in excess of par value	12,139.6	11,801.2
Retained earnings	13,926.9	12,142.3
Treasury stock at cost, 21,690,679 and 12,314,200 shares	(2,306.0)	(1,007.9)
Accumulated other comprehensive items	(2,636.3)	(1,997.3)

Total shareholders' equity	21,539.3	21,350.2

Total Liabilities and Shareholders' Equity	$45,907.5	$40,834.3

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended
	December 31,	December 31,	December 31,
(In millions except per share amounts)	2016	2015	2014

Revenues
Product revenues	$15,712.3	$14,667.8	$14,715.1
Service revenues	2,561.8	2,297.6	2,174.5

Total revenues	18,274.1	16,965.4	16,889.6

Costs and Operating Expenses:
Cost of product revenues	8,213.9	7,583.8	7,934.7
Cost of service revenues	1,691.1	1,625.7	1,462.9
Selling, general and administrative expenses	4,975.9	4,612.1	4,896.1
Research and development expenses	754.8	692.3	691.1
Restructuring and other costs (income), net	189.2	115.3	(598.2)

Total costs and operating expenses	15,824.9	14,629.2	14,386.6

Operating Income	2,449.2	2,336.2	2,503.0
Other Expense, Net	(425.3)	(399.8)	(415.8)

Income from Continuing Operations Before Income Taxes	2,023.9	1,936.4	2,087.2
Benefit from (Provision for) Income Taxes	1.4	43.9	(191.7)

Income from Continuing Operations	2,025.3	1,980.3	1,895.5
Loss from Discontinued Operations (net of income tax benefit of $2.2, $2.9 and $0.6)	(3.5)	(4.9)	(1.1)

Net Income	$2,021.8	$1,975.4	$1,894.4

Earnings per Share from Continuing Operations
Basic	$5.13	$4.97	$4.76
Diluted	$5.10	$4.93	$4.71

Earnings per Share
Basic	$5.12	$4.96	$4.76
Diluted	$5.09	$4.92	$4.71

Weighted Average Shares
Basic	394.8	398.7	398.2
Diluted	397.4	401.9	402.3

Cash Dividends Declared per Common Share	$0.60	$0.60	$0.60

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended
	December 31,	December 31,	December 31,
(In millions)	2016	2015	2014

Comprehensive Income
Net Income	$2,021.8	$1,975.4	$1,894.4

Other Comprehensive Items:
Currency translation adjustment	(566.7)	(706.1)	(1,182.6)
Unrealized gains and losses on available-for-sale investments:
Unrealized holding (losses) gains arising during the period (net of tax (benefit) provision of ($0.3), $0.0 and $0.1)	(1.6)	0.5	1.7
Reclassification adjustment for losses (gains) included in net income (net of tax benefit (provision) of $0.2 and ($0.2))	0.7	—	(1.7)
Unrealized gains and losses on hedging instruments:
Unrealized losses on hedging instruments (net of tax benefit of $22.4 and $5.5)	(36.6)	(9.0)	—
Reclassification adjustment for losses included in net income (net of tax benefit of $3.7, $1.5 and $1.8)	6.1	3.3	3.0
Pension and other postretirement benefit liability adjustments:
Pension and other postretirement benefit liability adjustments arising during the period (net of tax benefit of $16.6, $5.0 and $26.5)	(46.9)	(9.0)	(52.2)
Amortization of net loss and prior service benefit included in net periodic pension cost (net of tax benefit of $2.0, $2.9 and $13.3)	6.0	8.0	24.0

Total other comprehensive items	(639.0)	(712.3)	(1,207.8)

Comprehensive Income	$1,382.8	$1,263.1	$686.6

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31,	December 31,	December 31,
(In millions)	2016	2015	2014

Operating Activities
Net income	$2,021.8	$1,975.4	$1,894.4
Loss from discontinued operations	3.5	4.9	1.1

Income from continuing operations	2,025.3	1,980.3	1,895.5

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,758.0	1,688.2	1,684.8
Change in deferred income taxes	(620.0)	(524.8)	(621.8)
Net gains on sale of businesses	—	(7.6)	(895.4)
Non-cash stock-based compensation	133.5	125.0	117.1
Non-cash charges for sale of inventories revalued at the date of acquisition	75.0	6.9	303.4
Other non-cash expenses, net	66.8	67.7	38.0
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions:
Accounts receivable	(352.2)	(149.4)	(145.4)
Inventories	97.8	(140.7)	(109.8)
Other assets	(152.8)	(254.3)	163.1
Accounts payable	55.5	(2.7)	1.2
Other liabilities	215.6	199.7	352.1
Contributions to retirement plans	(42.7)	(37.5)	(49.6)

Net cash provided by continuing operations	3,259.8	2,950.8	2,733.2
Net cash used in discontinued operations	(2.0)	(8.7)	(4.3)

Net cash provided by operating activities	3,257.8	2,942.1	2,728.9

Investing Activities
Acquisitions, net of cash acquired	(5,178.4)	(694.6)	(13,039.3)
Proceeds from sale of businesses, net of cash divested	—	—	1,521.8
Purchase of property, plant and equipment	(444.4)	(422.9)	(427.6)
Proceeds from sale of property, plant and equipment	26.3	18.1	49.3
Proceeds from sale of investments	81.2	12.0	88.6
Other investing activities, net	(5.3)	(5.8)	(3.3)

Net cash used in investing activities	$(5,520.6)	$(1,093.2)	$(11,810.5)

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	Year Ended
	December 31,	December 31,	December 31,
(In millions)	2016	2015	2014

Financing Activities
Net proceeds from issuance of debt	$7,604.0	$1,798.0	$6,592.3
Repayment of debt	(4,334.2)	(3,789.3)	(4,466.0)
Increase (decrease) in commercial paper, net	904.1	49.5	(249.9)
Purchases of company common stock	(1,250.0)	(500.0)	—
Dividends paid	(238.4)	(240.6)	(234.8)
Net proceeds from issuance of company common stock	—	—	2,942.0
Net proceeds from issuance of company common stock under employee stock plans	87.3	72.0	111.7
Other financing activities, net	(13.7)	(6.1)	(8.5)

Net cash provided by (used in) financing activities	2,759.1	(2,616.5)	4,686.8

Exchange Rate Effect on Cash	(151.8)	(130.0)	(116.8)

Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	344.5	(897.6)	(4,511.6)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	466.3	1,363.9	5,875.5

Cash, Cash Equivalents and Restricted Cash at End of Period	$810.8	$466.3	$1,363.9

See Note 13 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Common Stock		Capital in Excess of Par Value	Retained Earnings	Treasury Stock		Accumulated Other Comprehensive Items	Total Shareholders' Equity
(In millions)	Shares	Amount			Shares	Amount

Balance at December 31, 2013	369.6	$369.6	$8,222.6	$8,753.3	7.6	$(412.2)	$(77.2)	$16,856.1

Issuance of shares under employees' and directors' stock plans	4.0	4.0	161.3	—	0.4	(43.7)	—	121.6
Issuance of shares	34.9	34.9	2,907.4	—	—	—	—	2,942.3
Stock-based compensation	—	—	117.1	—	—	—	—	117.1
Tax benefit related to employees' and directors' stock plans	—	—	65.4	—	—	—	—	65.4
Dividends declared	—	—	—	(240.8)	—	—	—	(240.8)
Net income	—	—	—	1,894.4	—	—	—	1,894.4
Other comprehensive items	—	—	—	—	—	—	(1,207.8)	(1,207.8)
Other	—	—	(0.2)	—	—	—	—	(0.2)

Balance at December 31, 2014	408.5	408.5	11,473.6	10,406.9	8.0	(455.9)	(1,285.0)	20,548.1

Issuance of shares under employees' and directors' stock plans	3.4	3.4	139.4	—	0.4	(52.0)	—	90.8
Stock-based compensation	—	—	125.0	—	—	—	—	125.0
Tax benefit related to employees' and directors' stock plans	—	—	63.2	—	—	—	—	63.2
Purchases of company common stock	—	—	—	—	3.9	(500.0)	—	(500.0)
Dividends declared	—	—	—	(240.0)	—	—	—	(240.0)
Net income	—	—	—	1,975.4	—	—	—	1,975.4
Other comprehensive items	—	—	—	—	—	—	(712.3)	(712.3)

Balance at December 31, 2015	411.9	411.9	11,801.2	12,142.3	12.3	(1,007.9)	(1,997.3)	21,350.2

Issuance of shares under employees' and directors' stock plans	3.2	3.2	152.2	—	0.4	(48.1)	—	107.3
Stock-based compensation	—	—	133.5	—	—	—	—	133.5
Tax benefit related to employees' and directors' stock plans	—	—	52.7	—	—	—	—	52.7
Purchases of company common stock	—	—	—	—	9.0	(1,250.0)	—	(1,250.0)
Dividends declared	—	—	—	(237.2)	—	—	—	(237.2)
Net income	—	—	—	2,021.8	—	—	—	2,021.8
Other comprehensive items	—	—	—	—	—	—	(639.0)	(639.0)

Balance at December 31, 2016	415.1	$415.1	$12,139.6	$13,926.9	21.7	$(2,306.0)	$(2,636.3)	$21,539.3

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Thermo Fisher Scientific Inc. (the company or Thermo Fisher) enables customers to make the world healthier, cleaner and safer by providing analytical instruments, equipment, reagents and consumables, software and services for research, manufacturing, analysis, discovery and diagnostics. Markets served include pharmaceutical and biotech, academic and government, industrial and applied, as well as healthcare and diagnostics.
Principles of Consolidation
The accompanying financial statements include the accounts of the company and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The company accounts for investments in businesses using the equity method when it has significant influence but not control (generally between 20% and 50% ownership) and is not the primary beneficiary.
Revenue Recognition and Accounts Receivable
Revenue is recognized after all significant obligations have been met, collectability is probable and title has passed, which typically occurs upon shipment or delivery or completion of services. If customer-specific acceptance criteria exist, the company recognizes revenue after demonstrating adherence to the acceptance criteria. The company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, as each element is delivered or completed based upon its relative fair value. When a portion of the customer’s payment is not due until installation or other deliverable occurs, the company defers that portion of the revenue until completion of installation or transfer of the deliverable. Provisions for discounts, warranties, rebates to customers, returns and other adjustments are provided for in the period the related sales are recorded. Sales taxes, value-added taxes and certain excise taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenue.
Royalty revenue is recognized when the amounts are earned and determinable during the applicable period based on historical activity. For those arrangements where royalties cannot be reasonably estimated, revenue is recognized upon the receipt of cash or royalty statements from licensees.
Service revenues represent the company’s service offerings including clinical trial logistics, asset management, diagnostic testing, training, service contracts, and field service including related time and materials. Service revenues are recognized as the service is performed. Revenues for service contracts are recognized ratably over the contract period.
The company records shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of product revenues for all periods presented.
Accounts receivable are recorded at the invoiced amount and do not bear interest. The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. The allowance for doubtful accounts is the company’s best estimate of the amount of probable credit losses in existing accounts receivable. The company determines the allowance based on the age of the receivable, the creditworthiness of the customer and any other information that is relevant to the judgment. Account balances are charged off against the allowance when the company believes it is probable the receivable will not be recovered. The company does not have any off-balance-sheet credit exposure related to customers.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The changes in the allowance for doubtful accounts are as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014

Beginning Balance	$70.1	$74.1	$54.1
Provision charged to expense (a)	15.9	5.5	20.4
Accounts recovered	0.2	0.2	1.0
Accounts written off	(9.2)	(4.8)	(11.2)
Other (b)	0.3	(4.9)	9.8

Ending Balance	$77.3	$70.1	$74.1

(a)
In 2016, includes $8.5 million of charges to conform the accounting policies of FEI with the company's accounting policies. In 2014, includes $16.2 million of charges to conform the accounting policies of Life Technologies with the company's accounting policies.

(b)	Includes allowance of businesses acquired and sold during the year as described in Note 2 and the effect of currency translation.
Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts, which is recognized ratably over the terms of the contracts. Substantially all of the deferred revenue in the accompanying 2016 balance sheet will be recognized within one year.
Warranty Obligations
The company provides for the estimated cost of standard product warranties, primarily from historical information, in cost of product revenues at the time product revenue is recognized. While the company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component supplies, the company’s warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure and supplier warranties on parts delivered to the company. Should actual product failure rates, utilization levels, material usage, service delivery costs or supplier warranties on parts differ from the company’s estimates, revisions to the estimated warranty liability would be required. The liability for warranties is included in other accrued expenses in the accompanying balance sheet. Extended warranty agreements are considered service contracts which are discussed above. Costs of service contracts are recognized as incurred. The changes in the carrying amount of standard product warranty obligations are as follows:

	Year Ended
	December 31,	December 31,
(In millions)	2016	2015

Beginning Balance	$55.8	$57.5
Provision charged to income	96.2	85.4
Usage	(86.6)	(82.1)
Acquisitions	16.8	0.5
Adjustments to previously provided warranties, net	(2.5)	(2.6)
Currency translation	(1.8)	(2.9)

Ending Balance	$77.9	$55.8
Research and Development
The company conducts research and development activities to increase its depth of capabilities in technologies, software and services. Research and development costs include employee compensation and benefits, consultants, facilities related costs, material costs, depreciation and travel. Research and development costs are expensed as incurred.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes
The company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.
The financial statements reflect expected future tax consequences of uncertain tax positions that the company has taken or expects to take on a tax return presuming the taxing authorities’ full knowledge of the positions and all relevant facts, but without discounting for the time value of money (Note 7).
Earnings per Share
Basic earnings per share has been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive to income from continuing operations, diluted earnings per share has been computed using the treasury stock method for the equity forward agreements and outstanding stock options and restricted units, as well as their related income tax effects (Note 8).
Cash and Cash Equivalents
Cash equivalents consists principally of money market funds, commercial paper and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.
Inventories
Inventories are valued at the lower of cost or market, cost being determined principally by the first-in, first-out (FIFO) method with certain of the company’s businesses utilizing the last-in, first-out (LIFO) method. The company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. In addition, the company has certain inventory that is subject to fluctuating market pricing. The company assesses the carrying value of this inventory based on a lower of cost or market analysis. The company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in cost of revenues in the accompanying statement of income. The components of inventories are as follows:

	December 31,	December 31,
(In millions)	2016	2015

Raw Materials	$466.3	$421.1
Work in Process	327.9	236.8
Finished Goods	1,419.1	1,333.8

Inventories	$2,213.3	$1,991.7
The value of inventories maintained using the LIFO method was $207 million and $191 million at December 31, 2016 and 2015, respectively, which was below estimated replacement cost by $29 million and $28 million, respectively. Reductions to cost of revenues as a result of the liquidation of LIFO inventories were nominal during the three years ended December 31, 2016.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 25 to 40 years; machinery and equipment (including software), 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in the accompanying statement of income. Property, plant and equipment consists of the following:

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31,	December 31,
(In millions)	2016	2015

Land	$305.6	$276.4
Buildings and Improvements	1,154.2	1,050.5
Machinery, Equipment and Leasehold Improvements	2,955.7	2,786.8

Property, Plant and Equipment, at Cost	4,415.5	4,113.7
Less: Accumulated Depreciation and Amortization	1,837.7	1,664.9

Property, Plant and Equipment, Net	$2,577.8	$2,448.8
Depreciation and amortization expense of property, plant and equipment was $380 million, $373 million and $353 million in 2016, 2015 and 2014, respectively.
Acquisition-related Intangible Assets
Acquisition-related intangible assets include the costs of acquired customer relationships, product technology, tradenames and other specifically identifiable intangible assets, and are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. In addition, the company has tradenames and in-process research and development that have indefinite lives and which are not amortized. The company reviews intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Intangible assets with indefinite lives are reviewed for impairment annually or whenever events or changes in circumstances indicate they may be impaired. Acquisition-related intangible assets are as follows:

	Balance at December 31, 2016			Balance at December 31, 2015
(In millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net

Definite Lived:
Customer relationships	$13,167.3	$(4,821.4)	$8,345.9	$11,844.4	$(4,086.9)	$7,757.5
Product technology	5,679.7	(2,204.2)	3,475.5	4,799.8	(1,819.0)	2,980.8
Tradenames	1,452.2	(646.0)	806.2	1,316.7	(548.2)	768.5
Other	33.0	(33.0)	—	33.2	(33.0)	0.2

	20,332.2	(7,704.6)	12,627.6	17,994.1	(6,487.1)	11,507.0
Indefinite Lived:
Tradenames	1,234.8	—	1,234.8	1,234.8	—	1,234.8
In-process research and development	106.6	—	106.6	16.5	—	16.5

	1,341.4	—	1,341.4	1,251.3	—	1,251.3

Acquisition-related Intangible Assets	$21,673.6	$(7,704.6)	$13,969.0	$19,245.4	$(6,487.1)	$12,758.3

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The estimated future amortization expense of acquisition-related intangible assets with definite lives is as follows:

(In millions)

2017	$1,465.7
2018	1,428.1
2019	1,397.1
2020	1,297.0
2021	1,199.6
2022 and Thereafter	5,840.1

Estimated Future Amortization Expense of Definite-lived Intangible Assets	$12,627.6
Amortization of acquisition-related intangible assets was $1.38 billion, $1.31 billion and $1.33 billion in 2016, 2015 and 2014, respectively.
Other Assets
Other assets in the accompanying balance sheet include deferred tax assets, cash surrender value of life insurance, insurance recovery receivables related to product liability matters, pension assets, cost-method and available-for-sale investments, notes receivable, restricted cash and other assets.
Investments for which there are not readily determinable market values are accounted for under the cost method of accounting. The company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, which provides that they are recorded at the lower of cost or estimated net realizable value. At December 31, 2016 and 2015, the company had cost method investments with carrying amounts of $37 million and $39 million, respectively, which are included in other assets.
Goodwill
The company assesses the realizability of goodwill annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more of the company’s reporting units. The company estimates the fair value of its reporting units by using forecasts of discounted future cash flows and peer market multiples. When an impairment is indicated, any excess of carrying value over the implied fair value of goodwill is recorded as an operating loss. The company completed quantitative annual tests for impairment at November 5, 2016 and October 31, 2015, and determined that goodwill was not impaired.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The changes in the carrying amount of goodwill by segment are as follows:

(In millions)	Life Sciences Solutions	Analytical Instruments	Specialty Diagnostics	Laboratory Products and Services	Total

Balance at December 31, 2014	$7,572.5	$2,729.8	$3,899.6	$4,640.7	$18,842.6
Acquisitions	125.1	1.7	4.7	120.8	252.3
Finalization of purchase price allocations for 2014 acquisitions	(3.3)	—	—	—	(3.3)
Sale of a product line	(5.8)	—	—	—	(5.8)
Currency translation	(80.4)	(24.1)	(132.8)	(22.4)	(259.7)
Other	8.3	(4.9)	(0.2)	(1.7)	1.5

Balance at December 31, 2015	7,616.4	2,702.5	3,771.3	4,737.4	18,827.6
Acquisitions	619.3	2,059.0	0.8	13.8	2,692.9
Finalization of purchase price allocations for 2015 acquisitions	—	—	—	6.8	6.8
Currency translation	(3.1)	(80.1)	(108.1)	(31.0)	(222.3)
Other	13.2	4.4	(5.0)	10.2	22.8

Balance at December 31, 2016	$8,245.8	$4,685.8	$3,659.0	$4,737.2	$21,327.8
Loss Contingencies
Accruals are recorded for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, self-insurance and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarial estimates. Additionally, the company records receivables from third-party insurers up to the amount of the loss when recovery has been determined to be probable. Liabilities acquired in acquisitions have been recorded at fair value and, as such, were discounted to present value at the dates of acquisition.
Currency Translation
All assets and liabilities of the company’s non-U.S. subsidiaries are translated at year-end exchange rates. Resulting translation adjustments are reflected in the “accumulated other comprehensive items” component of shareholders’ equity. Revenues and expenses are translated at average exchange rates for the year. Currency transaction gains (losses) are included in the accompanying statement of income and in aggregate were $19 million, $(11) million and $33 million in 2016, 2015 and 2014, respectively.
Derivative Contracts
The company is exposed to certain risks relating to its ongoing business operations including changes to interest rates and currency exchange rates. The company uses derivative instruments primarily to manage currency exchange and interest rate risks. The company recognizes derivative instruments as either assets or liabilities and measures those instruments at fair value. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Derivatives that are not designated as hedges are recorded at fair value through earnings.
The company uses short-term forward and option currency exchange contracts primarily to hedge certain balance sheet and operational exposures resulting from changes in currency exchange rates, predominantly intercompany loans and cash balances that are denominated in currencies other than the functional currencies of the respective operations. The currency-exchange contracts principally hedge transactions denominated in euro, British pounds sterling, Swiss franc, Japanese yen, Norwegian kroner, and Swedish kronor. The company does not hold or engage in transactions involving derivative instruments for purposes other than risk management.
Cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value hedges. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in earnings. During 2016, in connection with new debt issuances, the company entered into interest rate swap arrangements. The company includes the gain or loss on the hedged items (fixed-rate debt) in the same line item (interest expense) as the offsetting effective portion of the loss or gain on the related interest rate swaps.
Net investment hedges. The company also uses foreign currency-denominated debt to partially hedge its net investments in foreign operations against adverse movements in exchange rates. The company’s euro-denominated senior notes have been designated as, and are effective as, economic hedges of part of the net investment in a foreign operation. Accordingly, foreign currency transaction gains or losses due to spot rate fluctuations on the euro-denominated debt instruments are included in currency translation adjustment within other comprehensive income and shareholders’ equity.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in estimating future cash flows to assess potential impairment of assets and in determining the fair value of acquired intangible assets (Note 2) and the ultimate loss from abandoning leases at facilities being exited (Note 14). Actual results could differ from those estimates.
Recent Accounting Pronouncements
In January 2017, the FASB issued new guidance that eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, the new guidance will require entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The guidance is effective for the company in 2020. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the company’s consolidated financial statements.
In January 2017, the FASB issued new guidance clarifying the definition of a business and providing criteria to determine when an integrated set of assets and activities is not defined as a business. The new guidance requires such integrated sets to be defined as an asset (and not a business) if substantially all of the fair value of the gross assets acquired or disposed is concentrated in a single identifiable asset or a group of similar identifiable assets. The guidance is effective for the company in 2018. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the company’s consolidated financial statements.
In November 2016, the FASB issued new guidance intended to reduce diversity in practice in the classification and presentation of changes in restricted cash on the statement of cash flows. The company adopted this guidance on January 1, 2017 and applied the changes to the statement of cash flows retrospectively, as required. The table below summarizes the impact on the company's historical consolidated statement of cash flows of adopting this and related guidance.
In October 2016, the FASB issued new guidance eliminating the deferral of the tax effects of intra-entity asset transfers. The guidance is effective for the company in 2018. The company is currently evaluating the impact this guidance will have on its consolidated financial statements.
In August 2016, the FASB issued new guidance intended to reduce diversity in practice in how certain transactions are classified on the statement of cash flows. The company adopted this guidance on January 1, 2017 and applied the changes to the statement of cash flows retrospectively, as required. The table below summarizes the impact on the company's historical consolidated statement of cash flows of adopting this and related guidance.
In March 2016, the FASB issued new guidance which affects the accounting for stock-based compensation. The new guidance simplifies the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The company adopted this guidance on January 1, 2017 and applied the changes to the statement of cash flows retrospectively. The table below summarizes the impact on the company's historical consolidated statement of cash flows of adopting this and related guidance. Adoption of this guidance is not expected to have a material impact on the company's consolidated financial statements; however, the impact in any given period will be dependent upon changes in the company's stock price, the volume of employee stock option exercises and the timing of service- and performance-based restricted unit vestings.
The guidance issued in November 2016, August 2016 and the provisions of the guidance issued in March 2016 which affected classification on the statement of cash flows were applied retrospectively. As a result of adoption of this guidance, the accompanying statement of cash flows reflects the following changes from previously reported amounts:

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions)	2016	2015	2014

Increase in Net Cash Provided by Operating Activities	$101.5	$125.2	$109.3
Decrease (Increase) in Net Cash Used in Investing Activities	11.5	(5.8)	(27.8)
Decrease in Net Cash Provided by Financing Activities	(101.5)	(125.2)	(109.3)
In February 2016, the FASB issued new guidance which requires lessees to record most leases on their balance sheets as lease liabilities, initially measured at the present value of the future lease payments, with corresponding right-of-use assets. The new guidance also sets forth new disclosure requirements related to leases. The guidance is effective for the company in 2019 and must be adopted using a modified retrospective method. Early adoption is permitted. The company is currently evaluating the impact this guidance will have on its consolidated financial statements, however, assets and liabilities will increase upon adoption for right-of-use assets and lease liabilities. The company’s future commitments under lease obligations are summarized in Note 10.
In January 2016, the FASB issued new guidance which affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. This guidance retains the current accounting for classifying and measuring investments in debt securities and loans, but requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The guidance also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient permitted by the guidance to estimate fair value. A policy election can be made for these investments whereby estimated fair value may be measured at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. The guidance is effective for the company in 2018. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the company’s consolidated financial statements.
In September 2015, the FASB issued new guidance which eliminates the requirement for an acquirer in a business combination to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The new guidance also sets forth new disclosure requirements related to the adjustments. The guidance was effective for the company in 2016. Adoption of this guidance did not have a material impact on the company’s consolidated balance sheet.
In July 2015, the FASB issued new guidance which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This guidance does not apply to inventory that is measured using last-in, first-out (LIFO). The guidance is effective for the company in 2017. The adoption of this guidance is not expected to have a material impact on the company’s consolidated financial statements.
In April 2015, the FASB issued new guidance which requires the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability, consistent with the current treatment of debt discounts. The guidance was effective for the company in 2016. As a result of adoption of this standard, debt issuance costs of $55 million were reclassified from other assets to reduce long-term debt as of December 31, 2015.
In May 2014, the FASB issued new revenue recognition guidance which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. The new standard also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity's nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. During 2016, the FASB issued additional guidance and clarification. The guidance is currently effective for the company in 2018. Early adoption is permitted. The company expects to adopt this guidance on January 1, 2018 through application of the modified retrospective method. The company’s preliminary assessment of its most commonly used customer terms and conditions and routine sales transactions did not identify material impacts to its consolidated financial statements from the application of the guidance; however, a broad assessment is ongoing that includes surveying the company’s major businesses concerning any unique customer contract terms or transactions that could have implications to the timing of revenue recognition under the new guidance. The company expects this undertaking will be complete in the second half of 2017.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2.	Acquisitions and Dispositions
The company’s acquisitions have historically been made at prices above the determined fair value of the acquired identifiable assets, resulting in goodwill, due to expectations of the synergies that will be realized by combining the businesses. These synergies include the elimination of redundant facilities, functions and staffing; use of the company’s existing commercial infrastructure to expand sales of the acquired businesses’ products; and use of the commercial infrastructure of the acquired businesses to cost-effectively expand sales of company products.
Acquisitions have been accounted for using the purchase method of accounting, and the acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Acquisition transaction costs are recorded in selling, general and administrative expenses as incurred.
2016
On September 19, 2016, the company acquired, within the Analytical Instruments segment, FEI Company, a North America-based provider of high-performance electron microscopy, for a total purchase price of $4.08 billion, net of cash acquired. The acquisition strengthened the company's analytical instrument portfolio with the addition of high-end electron microscopes. Revenues of FEI were $930 million in 2015. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $2.06 billion was allocated to goodwill, approximately $65 million of which is tax deductible.
On March 31, 2016, the company acquired, principally within the Life Sciences Solutions segment, Affymetrix, Inc., a North America-based provider of cellular and genetic analysis products, for a total purchase price of $1.34 billion, net of cash acquired, including the assumption of $254 million of debt. The acquisition expanded the company's existing portfolio of antibodies and assays for flow cytometry and single-cell biology applications. Additionally, the acquisition expanded the company's genetic analysis portfolio through the addition of microarrays. Revenues of Affymetrix were $360 million in 2015. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $615 million was allocated to goodwill, none of which is tax deductible.
In addition, in 2016, the company acquired, within the Life Sciences Solutions segment, a manufacturer of transfection reagents and cell-related products and selected assets of an existing channel partner, within the Analytical Instruments segment, a provider of X-ray diffraction solutions for material science and industrial applications and, within the Specialty Diagnostics segment, an existing channel partner for its microbiology media products, for an aggregate purchase price of $33 million.
The components of the purchase price and net assets acquired for 2016 acquisitions are as follows:

(In millions)	FEI	Affymetrix	Other	Total

Purchase Price
Cash paid	$4,440.4	$1,165.0	$29.5	$5,634.9
Debt assumed	—	254.2	0.6	254.8
Purchase price payable	10.8	0.5	2.7	14.0
Cash acquired	(369.1)	(77.9)	(0.3)	(447.3)

	$4,082.1	$1,341.8	$32.5	$5,456.4

Net Assets Acquired
Current assets	$621.4	$160.6	$3.4	$785.4
Property, plant and equipment	153.0	19.3	0.2	172.5
Definite-lived intangible assets:
Customer relationships	1,051.1	500.5	8.7	1,560.3
Product technology	739.8	253.1	7.0	999.9
Tradenames and other	130.0	45.5	—	175.5
Indefinite-lived intangible assets:
In-process research and development	104.7	14.4	—	119.1
Goodwill	2,057.1	615.2	20.6	2,692.9
Other assets	71.6	7.8	0.1	79.5
Liabilities assumed	(846.6)	(274.6)	(7.5)	(1,128.7)

	$4,082.1	$1,341.8	$32.5	$5,456.4

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The weighted-average amortization periods for definite-lived intangible assets acquired in 2016 are 16 years for customer relationships, 8 years for product technology and 8 years for tradenames and other. The weighted average amortization period for all definite-lived intangible assets acquired in 2016 is 13 years.
The company recorded a deferred tax liability of $156 million in the acquisition accounting related to the outside basis difference of the Affymetrix Singapore operations as the company does not intend to permanently reinvest the pre-acquisition Singapore earnings.
Revenues of Affymetrix and FEI in 2016, subsequent to the date of acquisition, were $251 million and $385 million, respectively. Operating losses totaled $125 million and $38 million, respectively, primarily due to acquisition-related charges and restructuring costs related to synergy planning.
2015
On September 30, 2015, the company acquired, within the Laboratory Products and Services segment, Alfa Aesar, a U.K.-based global manufacturer of research chemicals from Johnson Matthey Plc, for £257 million ($393 million) in cash. The acquisition expanded the company’s existing portfolio of chemicals, solvents and reagents. Revenues of Alfa Aesar were approximately £78 million in 2014. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $125 million was allocated to goodwill, $41 million of which is tax deductible.
In February 2015, the company acquired, within the Life Sciences Solutions segment, Advanced Scientifics, Inc., a North America-based global provider of single-use systems and process equipment for bioprocess production, for approximately $289 million. The acquisition expanded the company’s bioprocessing offerings. Revenues of Advanced Scientifics were approximately $80 million in 2014. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $124 million was allocated to goodwill, all of which is tax deductible.
In addition, in 2015, the company acquired, within the Analytical Instruments segment, selected assets of certain existing channel partners for its chromatography and mass spectrometry products and, within the Specialty Diagnostics segment, an existing channel partner for its transplant diagnostics products, for an aggregate purchase price of $19 million.
During 2015, the company made contingent purchase price payments totaling $11 million for acquisitions completed prior to 2015. The contingent purchase price payments were contractually due to the sellers upon achievement of certain performance criteria at the acquired businesses.
The components of the purchase price and net assets acquired for 2015 acquisitions are as follows:

(In millions)	Alfa Aesar	Advanced Scientifics	Other	Total

Purchase Price
Cash paid	$393.0	$289.1	$18.5	$700.6
Purchase price payable	—	—	1.3	1.3
Cash acquired	(3.5)	(0.3)	(1.3)	(5.1)

	$389.5	$288.8	$18.5	$696.8

Net Assets Acquired
Current assets	$96.8	$28.7	$4.6	$130.1
Property, plant and equipment	39.0	10.6	0.1	49.7
Definite-lived intangible assets:
Customer relationships	137.1	90.0	7.9	235.0
Product technology	—	36.5	—	36.5
Tradenames and other	15.6	2.3	—	17.9
Goodwill	125.1	124.4	8.9	258.4
Other assets	4.5	0.2	—	4.7
Liabilities assumed	(28.6)	(3.9)	(3.0)	(35.5)

	$389.5	$288.8	$18.5	$696.8

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The weighted-average amortization periods for definite-lived intangible assets acquired in 2015 are 15 years for customer relationships, 10 years for product technology and 10 years for tradenames and other. The weighted average amortization period for all definite-lived intangible assets acquired in 2015 is 14 years.
2014
On February 3, 2014, the company completed the acquisition of Life Technologies Corporation, within the Life Sciences Solutions segment, for a total purchase price of $15.30 billion, net of cash acquired, including the assumption of $2.28 billion of debt. The company issued debt and common stock in late 2013 and early 2014 to partially fund the acquisition. Life Technologies provides innovative products and services to customers conducting scientific research and genetic analysis, as well as those in applied markets, such as forensics and food safety testing. The acquisition of Life Technologies extends customer reach and broadens the company’s offerings in biosciences; genetic, medical and applied sciences; and bioproduction. Life Technologies’ revenues totaled $3.87 billion in 2013. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $7.17 billion was allocated to goodwill, substantially none of which is tax deductible.
In addition, in 2014, the company acquired an animal health diagnostics company, within the Life Sciences Solutions segment, and a distributor of analytical instruments, within the Analytical Instruments segment, for an aggregate of $36 million, net of cash acquired.
During 2014, the company made contingent purchase price payments totaling $13 million for acquisitions completed prior to 2014. The contingent purchase price payments were contractually due to the sellers upon achievement of certain performance criteria at the acquired businesses.
The components of the purchase price and net assets acquired for 2014 acquisitions are as follows:

(In millions)	Life Technologies	Other	Total

Purchase Price
Cash paid	$13,487.3	$47.3	$13,534.6
Debt assumed	2,279.5	—	2,279.5
Cash acquired	(463.0)	(11.5)	(474.5)

	$15,303.8	$35.8	$15,339.6

Net Assets Acquired
Current assets	$1,755.5	$18.5	$1,774.0
Property, plant and equipment	748.1	1.1	749.2
Definite-lived intangible assets:
Customer relationships	5,883.0	7.0	5,890.0
Product technology	2,626.9	5.5	2,632.4
Tradenames and other	619.1	—	619.1
Indefinite-lived intangible assets:
In-process research and development	58.4	—	58.4
Goodwill	7,167.0	12.5	7,179.5
Other assets	246.7	0.1	246.8
Liabilities assumed	(3,800.9)	(8.9)	(3,809.8)

	$15,303.8	$35.8	$15,339.6
The weighted-average amortization periods for intangible assets acquired in 2014 are 16 years for customer relationships, 11 years for product technology and 9 years for definite-lived tradenames and other. The weighted average amortization period for all definite-lived intangible assets acquired in 2014 is 14 years.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited Pro Forma Information
Had the acquisitions of FEI and Affymetrix been completed as of the beginning of 2015, the company’s pro forma results for 2016 and 2015 would have been as follows:

(In millions except per share amounts)	2016	2015

Revenues	$18,988.4	$18,230.0

Income from Continuing Operations	$2,045.8	$1,688.8

Net Income	$2,042.3	$1,683.9

Earnings per Share from Continuing Operations:
Basic	$5.18	$4.24
Diluted	$5.15	$4.20

Earnings per Share:
Basic	$5.17	$4.22
Diluted	$5.14	$4.19
Pro forma results include non-recurring pro forma adjustments that were directly attributable to the business combinations to reflect amounts as if the acquisitions had been completed as of the beginning of 2015, as follows:

•	Pre-tax charge to selling, general and administrative expenses of $102 million in 2015, for acquisition-related transaction costs incurred by the company, Affymetrix and FEI;

•	Pre-tax charge to cost of revenues of $99 million in 2015, for the sale of Affymetrix and FEI inventories revalued at the date of acquisition;

•	Pre-tax charge of $46 million in 2015, for initial restructuring charges incurred by the company relating to the Affymetrix and FEI acquisitions.

•	Pre-tax charge of $33 million in 2015, to conform the accounting policies of Affymetrix and FEI with the company’s accounting policies; and

•	Pre-tax reduction of revenues of $6 million and $14 million in 2016 and 2015, respectively, for revaluing the Affymetrix and FEI deferred revenue obligations to fair value.
These pro forma results of operations have been prepared for comparative purposes only, and they do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred on the date indicated or that may result in the future.
The company’s results would not have been materially different from its pro forma results had the company’s other 2015 or 2016 acquisitions occurred at the beginning of 2014 or 2015, respectively.
Dispositions
On August 15, 2014, the company sold its Cole-Parmer specialty channel business, part of the Laboratory Products and Services segment, for $480 million in cash, net of cash divested. The sale of this business resulted in a pre-tax gain of approximately $134 million, included in restructuring and other costs (income), net. Due to the low tax basis in the Cole-Parmer business, the tax provision related to the sale slightly exceeded the pre-tax gain, resulting in a $4 million after-tax loss on the sale of the business. Revenues and operating income of the business sold were approximately $232 million and $43 million, respectively, for the year ended December 31, 2013 and $149 million and $28 million, respectively, in 2014 through the date of sale.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assets and liabilities of the Cole-Parmer business were as follows at June 28, 2014:

June 28,
(In millions)	2014

Current Assets	$39.5
Long-term Assets	400.3
Current Liabilities	15.5
Long-term Liabilities	84.1
On March 21, 2014, the company sold its legacy sera and media, gene modulation and magnetic beads businesses to GE Healthcare for $1.06 billion, net of cash divested, or $0.8 billion of after-tax proceeds. The businesses were included principally in the Life Sciences Solutions segment. Divestiture of these businesses was a condition to obtaining antitrust approval for the Life Technologies acquisition. Revenues and operating income of the businesses sold were approximately $250 million and $64 million, respectively, for the year ended December 31, 2013 and $61 million and $12 million, respectively, in 2014 through the date of sale. The sale of these businesses resulted in a pre-tax gain of approximately $761 million, included in restructuring and other costs (income), net.

Note 3.	Business Segment and Geographical Information
The company’s financial performance is reported in four segments. A description of each segment follows.
Life Sciences Solutions: provides an extensive portfolio of reagents, instruments and consumables used in biological and medical research, discovery and production of new drugs and vaccines as well as diagnosis of disease. These products and services are used by customers in pharmaceutical, biotechnology, agricultural, clinical, academic, and government markets.
Analytical Instruments: provides a broad offering of instruments, consumables, software and services that are used for a range of applications in the laboratory, on the production line and in the field. These products and services are used by customers in pharmaceutical, biotechnology, academic, government, environmental and other research and industrial markets, as well as the clinical laboratory.
Specialty Diagnostics: provides a wide range of diagnostic test kits, reagents, culture media, instruments and associated products used to increase the speed and accuracy of diagnoses. These products are used by customers in healthcare, clinical, pharmaceutical, industrial and food safety laboratories.
Laboratory Products and Services: provides virtually everything needed for the laboratory, including a combination of self-manufactured and sourced products and an extensive service offering. These products and services are used by customers in pharmaceutical, biotechnology, academic, government and other research and industrial markets, as well as the clinical laboratory.
In January 2017, in connection with a change in management responsibility for certain product lines, the company transferred its plastics for cell culture and vaccines/biologics; sample preparation and analysis; and production chemicals product lines to the Life Sciences Solutions segment from the Laboratory Products and Services segment and transferred its biochemical product line from the Life Sciences Solutions segment to the Laboratory Products and Services segment. These moves are consistent with the company’s historical practice of moving a product line between segments when a shift in strategic focus of either the product line or a segment more closely aligns the product line with a segment different than that in which it had previously been reported. Prior period segment information has been reclassified to reflect these transfers.
The company’s management evaluates segment operating performance based on operating income before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition accounting; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines as well as from significant litigation-related matters; and amortization of acquisition-related intangible assets. The company uses this measure because it helps management understand and evaluate the segments’ core operating results and facilitates comparison of performance for determining compensation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Business Segment Information

(In millions)	2016	2015	2014

Revenues
Life Sciences Solutions	$5,317.2	$4,774.3	$4,532.7
Analytical Instruments	3,668.2	3,208.2	3,252.2
Specialty Diagnostics	3,339.2	3,243.9	3,343.6
Laboratory Products and Services	6,723.6	6,371.7	6,311.6
Eliminations	(774.1)	(632.7)	(550.5)

Consolidated revenues	18,274.1	16,965.4	16,889.6

Segment Income (a)
Life Sciences Solutions	1,595.5	1,413.7	1,283.6
Analytical Instruments	745.2	612.8	581.1
Specialty Diagnostics	909.8	872.9	916.0
Laboratory Products and Services	971.3	922.3	914.1

Subtotal reportable segments (a)	4,221.8	3,821.7	3,694.8

Cost of revenues charges	(101.5)	(9.1)	(327.6)
Selling, general and administrative charges, net	(103.9)	(46.3)	(130.7)
Restructuring and other (costs) income, net	(189.2)	(115.3)	598.2
Amortization of acquisition-related intangible assets	(1,378.0)	(1,314.8)	(1,331.7)

Consolidated operating income	2,449.2	2,336.2	2,503.0
Other expense, net (b)	(425.3)	(399.8)	(415.8)

Income from continuing operations before income taxes	$2,023.9	$1,936.4	$2,087.2

Depreciation
Life Sciences Solutions	$142.3	$147.5	$132.7
Analytical Instruments	49.7	38.9	39.0
Specialty Diagnostics	70.4	73.7	76.7
Laboratory Products and Services	117.6	113.3	104.7

Consolidated depreciation	$380.0	$373.4	$353.1

(a)
Represents operating income before certain charges to cost of revenues and selling, general and administrative expenses; restructuring and other costs, net; and amortization of acquisition-related intangibles.

(b)	The company does not allocate other expense, net to its segments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions)	2016	2015	2014

Total Assets
Life Sciences Solutions	$19,065.2	$18,537.3	$19,918.3
Analytical Instruments	9,519.6	4,763.1	4,133.3
Specialty Diagnostics	6,801.6	7,183.2	8,047.7
Laboratory Products and Services	9,405.4	9,613.6	10,214.4
Corporate/Other (c)	1,115.7	737.1	538.4

Consolidated total assets	$45,907.5	$40,834.3	$42,852.1

Capital Expenditures
Life Sciences Solutions	$122.3	$93.2	$114.4
Analytical Instruments	34.0	59.5	38.1
Specialty Diagnostics	72.3	75.9	84.7
Laboratory Products and Services	111.2	89.6	92.1
Corporate/Other	104.6	104.7	98.3

Consolidated capital expenditures	$444.4	$422.9	$427.6

(c)	Corporate assets consist primarily of cash and cash equivalents, short-term investments, property and equipment at the company's corporate offices.
Geographical Information

(In millions)	2016	2015	2014

Revenues (d)
United States	$9,085.6	$8,607.3	$8,147.7
China	1,729.6	1,376.4	1,223.1
Germany	995.8	899.7	1,005.9
United Kingdom	742.2	778.1	754.5
Japan	737.3	611.1	672.8
Other	4,983.6	4,692.8	5,085.6

Consolidated revenues	$18,274.1	$16,965.4	$16,889.6

Long-lived Assets (e)
United States	$1,630.2	$1,532.0	$1,501.7
United Kingdom	216.8	261.1	265.5
Germany	157.6	169.4	170.3
Other	573.2	486.3	489.0

Consolidated long-lived assets	$2,577.8	$2,448.8	$2,426.5

(d)	Revenues are attributed to countries based on customer location.

(e)	Includes property, plant and equipment, net.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4.	Other Expense, Net
The components of other expense, net, in the accompanying statement of income are as follows:

(In millions)	2016	2015	2014

Interest Income	$48.4	$30.6	$47.7
Interest Expense	(469.6)	(414.9)	(479.9)
Other Items, Net	(4.1)	(15.5)	16.4

Other Expense, Net	$(425.3)	$(399.8)	$(415.8)
Other Items, Net
In all periods, other items, net includes currency transaction gains and losses on monetary assets and liabilities. In 2016, other items, net includes $22 million of charges related to the amortization of fees paid to obtain bridge financing commitments for the acquisition of FEI (Note 2) and $9 million of losses on the early extinguishment of debt, offset in part by $12.5 million of gains on investments. The investment gains include an $8 million gain on the sale of a joint venture for net proceeds of $65 million.
In 2015, other items, net includes costs of $7.5 million associated with entering into interest rate swap arrangements and losses of $12 million for the early extinguishment of debt.
In 2014, other items, net includes $9 million of net gains from equity and available-for-sale investments.

Note 5.	Stock-based Compensation Expense
The company has stock-based compensation plans for its key employees, directors and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock units, stock options or performance-based shares, as determined by the compensation committee of the company’s Board of Directors or, for certain non-officer grants, by the company’s employee equity committee, which consists of its chief executive officer. The company generally issues new shares of its common stock to satisfy option exercises and restricted unit vestings. Grants of stock options and restricted units generally provide that in the event of both a change in control of the company and a qualifying termination of an option or unit holder’s employment, all options and service-based restricted unit awards held by the recipient become immediately vested (unless an employment or other agreement with the employee provides for different treatment).
Compensation cost is based on the grant-date fair value and is recognized ratably over the requisite vesting period or to the date based on qualifying retirement eligibility, if earlier.
The components of stock-based compensation expense are primarily included in selling, general and administrative expenses and are as follows:

(In millions)	2016	2015	2014

Stock Option Awards	$41.3	$43.7	$45.7
Restricted Unit Awards	92.2	81.3	71.4

Total Stock-based Compensation Expense	$133.5	$125.0	$117.1
The company has elected to recognize any excess income tax benefits from stock option exercises and restricted stock unit vestings in capital in excess of par value only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the company. The company measures the tax benefit associated with excess tax deductions related to stock-based compensation expense by multiplying the excess tax deductions by the statutory tax rates. The company uses the incremental tax benefit approach for utilization of tax attributes. Tax benefits recognized in capital in excess of par value in the accompanying balance sheet were $53 million, $63 million and $65 million, respectively, in 2016, 2015 and 2014.
Stock Options
The company’s practice is to grant stock options at fair market value. Options vest over 3-5 years with terms of 7-10 years, assuming continued employment with certain exceptions. Vesting of the option awards is contingent upon meeting certain service conditions. The fair value of most option grants is estimated using the Black-Scholes option pricing model. For option

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

grants that require the achievement of both service and market conditions, a lattice model is used to estimate fair value. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock. Historical data on exercise patterns is the basis for estimating the expected life of an option. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the expected life assumed at the date of grant. The expected annual dividend rate was calculated by dividing the company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. The compensation expense recognized for all stock-based awards is net of estimated forfeitures. Forfeitures are estimated based on an analysis of actual option forfeitures.
The weighted average assumptions used in the Black-Scholes option pricing model are as follows:

	2016	2015	2014

Expected Stock Price Volatility	21%	24%	25%
Risk Free Interest Rate	1.2%	1.4%	1.3%
Expected Life of Options (years)	4.3	4.3	4.4
Expected Annual Dividend	0.5%	0.5%	0.5%
The weighted average per share grant-date fair values of options granted during 2016, 2015 and 2014 were $24.54, $27.04 and $26.89, respectively. The total intrinsic value of options exercised during the same periods was $176 million, $181 million and $208 million, respectively. The intrinsic value is the difference between the market value of the shares on the exercise date and the exercise price of the option.
A summary of the company’s option activity for the year ended December 31, 2016 is presented below:

	Shares (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (a) (in millions)

Outstanding at December 31, 2015	9.6	$85.30
Granted	1.8	131.22
Exercised	(2.2)	62.55
Canceled/Expired	(0.4)	119.52

Outstanding at December 31, 2016	8.8	$98.69	3.9

Vested and Unvested Expected to Vest at December 31, 2016	8.5	$97.50	3.8	$371.7

Exercisable at December 31, 2016	4.6	$75.05	2.7	$307.1

(a)	Market price per share on December 31, 2016 was $141.10. The intrinsic value is zero for options with exercise prices above the market price.
As of December 31, 2016, there was $66 million of total unrecognized compensation cost related to unvested stock options granted. The cost is expected to be recognized through 2020 with a weighted average amortization period of 2.2 years.
Restricted Share/Unit Awards
Awards of restricted units convert into an equivalent number of shares of common stock. The awards generally vest over 3-4 years, assuming continued employment, with some exceptions. Vesting of the awards is contingent upon meeting certain service conditions and may also be contingent upon meeting certain performance and/or market conditions. The fair market value of the award at the time of the grant is amortized to expense over the requisite service period of the award, which is generally the vesting period. Recipients of restricted units have no voting rights but are entitled to accrue dividend equivalents. The fair value of service- and performance-based restricted unit awards is determined based on the number of units granted and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the market value of the company’s shares on the grant date. For awards with market-based vesting conditions, the company uses a lattice model to estimate the grant-date fair value of the award.
A summary of the company’s restricted unit activity for the year ended December 31, 2016 is presented below:

	Units (in thousands)	Weighted Average Grant-Date Fair Value

Unvested at December 31, 2015	1,561	$113.64
Granted	786	131.01
Vested	(885)	102.97
Forfeited	(125)	125.52

Unvested at December 31, 2016	1,337	$129.80
The total fair value of shares vested during 2016, 2015 and 2014 was $91 million, $80 million and $61 million, respectively.
As of December 31, 2016, there was $112 million of total unrecognized compensation cost related to unvested restricted stock unit awards. The cost is expected to be recognized through 2020 with a weighted average amortization period of 1.9 years.
Employee Stock Purchase Plans
Qualifying employees are eligible to participate in an employee stock purchase plan sponsored by the company. Shares may be purchased under the program at 95% of the fair market value at the end of the purchase period and the shares purchased are not subject to a holding period. Shares are purchased through payroll deductions of up to 10% of each participating employee’s gross wages. The company issued 152,000, 151,000 and 119,000 shares, respectively, of its common stock for the 2016, 2015 and 2014 plan years, which ended on December 31.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6.	Pension and Other Postretirement Benefit Plans
401(k) Savings Plan and Other Defined Contribution Plans
The company’s 401(k) savings and other defined contribution plans cover the majority of the company’s eligible U.S. and certain non-U.S. employees. Contributions to the plans are made by both the employee and the company. Company contributions are based on the level of employee contributions. Company contributions to these plans are based on formulas determined by the company. In 2016, 2015 and 2014, the company charged to expense $140 million, $131 million and $118 million, respectively, related to its defined contribution plans.
Defined Benefit Pension Plans
Employees of a number of the company’s non-U.S. and certain U.S. subsidiaries participate in defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. The company also maintains postretirement healthcare programs at several acquired businesses where certain employees are eligible to participate. The costs of the postretirement healthcare programs are generally funded on a self-insured and insured-premium basis.
The company recognizes the funded status of defined benefit pension and other postretirement benefit plans as an asset or liability. This amount is defined as the difference between the fair value of plan assets and the benefit obligation. The company is required to recognize as a component of other comprehensive income, net of tax, the actuarial gains/losses and prior service costs/credits that arise but were not previously required to be recognized as components of net periodic benefit cost. Other comprehensive income is adjusted as these amounts are later recognized in income as components of net periodic benefit cost.
When a company with a pension plan is acquired, any excess of projected benefit obligation over the plan assets is recognized as a liability and any excess of plan assets over the projected benefit obligation is recognized as an asset. The recognition of a new liability or a new asset results in the elimination of (a) previously existing unrecognized net gain or loss and (b) unrecognized prior service cost or credits.
The company funds annually, at a minimum, the statutorily required minimum amount as actuarially determined. During 2016, 2015 and 2014, the company made cash contributions of approximately $43 million, $38 million and $50 million, respectively. Additionally, in 2016, the company contributed insurance contracts valued at $16 million to two of its German defined benefit plans. Contributions to the plans included in the following table are estimated at between $215 and $235 million for 2017.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of benefit obligations and plan assets of the company’s domestic and non-U.S. pension plans and postretirement benefit plans:

	Domestic Pension Benefits		Non-U.S. Pension Benefits		Postretirement Benefits
(In millions)	2016	2015	2016	2015	2016	2015

Change in Projected Benefit Obligations
Benefit Obligation at Beginning of Year	$1,213.1	$1,291.1	$1,036.0	$1,075.4	$48.8	$55.3
Business combinations	33.4	—	1.2	52.7	—	—
Service costs	—	—	23.9	25.2	0.5	0.6
Interest costs	51.1	50.0	27.1	27.6	2.0	1.9
Settlements	—	—	(7.5)	(7.4)	—	—
Plan participants' contributions	—	—	4.5	4.6	1.3	1.3
Actuarial (gains) losses	29.8	(48.7)	149.9	(39.1)	1.4	(2.2)
Benefits paid	(78.3)	(79.3)	(30.2)	(29.6)	(3.9)	(5.4)
Currency translation and other	—	—	(88.4)	(73.4)	—	(2.7)

Benefit Obligation at End of Year	$1,249.1	$1,213.1	$1,116.5	$1,036.0	$50.1	$48.8

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at Beginning of Year	$945.4	$1,047.6	$817.2	$825.8	$7.5	$8.6
Business combinations	—	—	—	32.1	—	—
Actual return on plan assets	70.8	(28.3)	124.8	12.4	0.5	(1.1)
Employer contribution	6.4	5.4	49.5	28.0	2.7	4.1
Settlements	—	—	(7.5)	(7.4)	—	—
Plan participants' contributions	—	—	4.5	4.6	1.3	1.3
Benefits paid	(78.3)	(79.3)	(30.2)	(29.6)	(3.9)	(5.4)
Currency translation and other	—	—	(104.8)	(48.7)	—	—

Fair Value of Plan Assets at End of Year	$944.3	$945.4	$853.5	$817.2	$8.1	$7.5

Funded Status	$(304.8)	$(267.7)	$(263.0)	$(218.8)	$(42.0)	$(41.3)

Accumulated Benefit Obligation	$1,249.1	$1,213.1	$1,047.8	$983.4

Amounts Recognized in Balance Sheet
Non-current asset	$—	$—	$62.7	$72.7	$4.3	$3.8
Current liability	(9.8)	(2.9)	(5.7)	(5.7)	(2.7)	(2.6)
Non-current liability	(295.0)	(264.8)	(320.0)	(285.8)	(43.6)	(42.5)

Net amount recognized	$(304.8)	$(267.7)	$(263.0)	$(218.8)	$(42.0)	$(41.3)

Amounts Recognized in Accumulated Other Comprehensive Loss
Net actuarial loss	$171.3	$163.0	$169.6	$133.1	$5.8	$4.7
Prior service credits	—	—	7.9	(1.6)	(0.1)	(0.2)

Net amount recognized	$171.3	$163.0	$177.5	$131.5	$5.7	$4.5

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2016 and 2015 and are as follows:

	Domestic Pension Benefits		Non-U.S. Pension Benefits		Postretirement Benefits
	2016	2015	2016	2015	2016	2015

Weighted Average Assumptions Used to Determine Projected Benefit Obligations
Discount rate	4.07%	4.25%	1.95%	2.83%	3.77%	4.12%
Average rate of increase in employee compensation	4.00%	4.00%	3.09%	3.06%	—	—
Initial healthcare cost trend rate					6.70%	6.82%
Ultimate healthcare cost trend rate					5.08%	5.21%
The actuarial assumptions used to compute the net periodic pension benefit cost (income) are based upon information available as of the beginning of the year, as presented in the following table:

	Domestic Pension Benefits			Non-U.S. Pension Benefits
	2016	2015	2014	2016	2015	2014

Weighted Average Assumptions Used to Determine Net Benefit Cost (Income)
Discount rate	4.25%	4.00%	4.46%	2.83%	2.69%	3.91%
Average rate of increase in employee compensation	4.00%	4.00%	4.00%	3.06%	3.03%	3.22%
Expected long-term rate of return on assets	7.00%	7.00%	7.00%	3.74%	4.21%	4.88%
The ultimate healthcare cost trend rates for the postretirement benefit plans are expected to be reached between 2017 and 2033.
The discount rate reflects the rate the company would have to pay to purchase high-quality investments that would provide cash sufficient to settle its current pension obligations. The discount rate is determined based on a range of factors, including the rates of return on high-quality, fixed-income corporate bonds and the related expected duration of the obligations or, in certain instances, the company has used a hypothetical portfolio of high quality instruments with maturities that mirror the benefit obligation in order to accurately estimate the discount rate relevant to a particular plan.
As of January 1, 2017, the company changed the method it uses to estimate the service and interest components of net periodic benefit cost for pension and other retiree benefit plans. Historically, the company estimated these service and interest cost components utilizing the single weighted-average discount rate used to measure each plan's benefit obligation at the beginning of the year. Beginning in 2017, the company will utilize a full yield curve approach in the estimation of these components by applying the specific spot-rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The company has made this change to provide a more precise measurement of the service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. The company has accounted for this change as a change in accounting estimate and will account for it prospectively starting in January 2017. The reduction in service and interest costs for 2017 associated with this change in estimate will be approximately $10 million.
The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. In determining the expected long-term rate of return on plan assets, the company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes and economic and other indicators of future performance. In addition, the company may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.
Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.
The expected rate of compensation increase reflects the long-term average rate of salary increases and is based on historic salary increase experience and management’s expectations of future salary increases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost in 2017 are not material.
The projected benefit obligation and fair value of plan assets for the company’s qualified and non-qualified pension plans with projected benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2016	2015

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets
Projected benefit obligation	$1,906.6	$1,739.2
Fair value of plan assets	1,276.1	1,180.0
The accumulated benefit obligation and fair value of plan assets for the company's qualified and non-qualified pension plans with accumulated benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2016	2015

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated benefit obligation	$1,846.7	$1,694.3
Fair value of plan assets	1,275.7	1,179.7
The measurement date used to determine benefit information is December 31 for all plan assets and benefit obligations.
The net periodic pension benefit cost (income) includes the following components:

	Domestic Pension Benefits			Non-U.S. Pension Benefits
(In millions)	2016	2015	2014	2016	2015	2014

Components of Net Benefit Cost (Income)
Service cost-benefits earned	$—	$—	$2.0	$23.9	$25.2	$20.0
Interest cost on benefit obligation	51.1	50.0	53.1	27.1	27.6	36.7
Expected return on plan assets	(49.6)	(54.3)	(60.8)	(28.2)	(33.6)	(34.4)
Amortization of actuarial net loss	0.3	0.6	3.7	7.1	9.3	4.2
Amortization of prior service benefit	—	—	—	(0.2)	(0.2)	(0.1)
Settlement/curtailment loss	—	—	25.5	0.7	1.0	4.1
Special termination benefits	—	—	—	—	1.3	0.3

Net periodic benefit cost (income)	$1.8	$(3.7)	$23.5	$30.4	$30.6	$30.8
The net periodic postretirement benefit cost was not material in 2016, 2015 and 2014. The company offered to settle pension obligations for former employee participants in certain defined benefit plans in 2014. The company recorded a charge of $30 million in 2014 associated with those plan participants electing to accept the settlement offer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Expected benefit payments are estimated using the same assumptions used in determining the company’s benefit obligation at December 31, 2016. Benefit payments will depend on future employment and compensation levels, average years employed and average life spans, among other factors, and changes in any of these factors could significantly affect these estimated future benefit payments. Estimated future benefit payments during the next five years and in the aggregate for the five fiscal years thereafter, are as follows:

(In millions)	Domestic Pension Benefits	Non-U.S. Pension Benefits	Post- retirement Benefits

Expected Benefit Payments
2017	$85.9	$28.6	$3.0
2018	81.6	37.5	3.0
2019	81.3	30.8	2.9
2020	81.2	32.9	2.9
2021	82.1	33.3	2.8
2022-2026	393.7	192.7	12.7
A change in the assumed healthcare cost trend rate by one percentage point effective January 2016 would not have caused a material change in the accumulated postretirement benefit obligation as of December 31, 2016 and the 2016 aggregate of service and interest costs.
Domestic Pension Plan Assets
The company’s overall objective is to manage the assets in a liability framework where investments are selected that are expected to have similar changes in fair value as the related liabilities will have upon changes in interest rates. The company invests in a portfolio of both return-seeking and liability-hedging assets, primarily through the use of institutional collective funds, to achieve long-term growth and to insulate the funded position from interest rate volatility. The strategic asset allocation uses a combination of risk controlled and index strategies in fixed income and global equities. The company also has a small portfolio (comprising less than 1% of invested assets) of private equity investments. The target allocations for the remaining investments are approximately 27% to funds investing in U.S. equities, including a sub-allocation of approximately 1% to real estate-related equities, approximately 25% to funds investing in international equities and approximately 48% to funds investing in fixed income securities. The portfolio maintains enough liquidity at all times to meet the near-term benefit payments.
Non-U.S. Pension Plan Assets
The company maintains specific plan assets for many of the individual pension plans outside the U.S. The investment strategy of each plan has been uniquely established based on the country specific standards and characteristics of the plans. Several of the plans have contracts with insurance companies whereby the market risks of the benefit obligations are borne by the insurance companies. When assets are held directly in investments, generally the objective is to invest in a portfolio of diversified assets with a variety of fund managers. For plans not currently managing the assets in a liability framework, the investments are substantially limited to funds investing in global equities and fixed income securities with target asset allocations of approximately 70% for equities and 30% for fixed income securities and cash. For plans managing the assets in a liability framework, the investments also include hedge funds, multi-asset funds and derivative funds with the target asset allocations ranging from approximately 0% - 25% for equities, 33% - 100% for fixed income, 0% - 20% for hedge funds, 0% - 3% for multi-asset funds and 0% - 20% for funds holding derivatives. The derivatives held by the funds are primarily interest rate swaps intended to match the movements in the plan liabilities as well as equity futures in a synthetic equity fund which provide targeted exposure to equity markets without the fund holding individual equity positions. Each plan maintains enough liquidity at all times to meet the near-term benefit payments.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair values of the company’s plan assets at December 31, 2016 and 2015, by asset category are as follows:

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs	Not Subject to Leveling (1)
(In millions)	2016	(Level 1)	(Level 2)	(Level 3)

Domestic Pension Plan Assets
U.S. equity funds	$259.0	$—	$—	$—	$259.0
International equity funds	229.5	—	—	—	229.5
Fixed income funds	436.9	—	—	—	436.9
Private equity funds	1.9	—	—	—	1.9
Money market funds	17.0	—	—	—	17.0

Total Domestic Pension Plans	$944.3	$—	$—	$—	$944.3

Non-U.S. Pension Plan Assets
Equity funds	$123.2	$56.5	$—	$—	$66.7
Fixed income funds	294.0	19.6	215.9	—	58.5
Hedge funds	80.1	—	—	—	80.1
Multi-asset funds	12.4	—	—	—	12.4
Derivative funds	157.7	—	157.7	—	—
Insurance contracts	177.3	—	177.3	—	—
Cash / money market funds	8.8	6.4	—	—	2.4

Total Non-U.S. Pension Plans	$853.5	$82.5	$550.9	$—	$220.1
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs	Not Subject to Leveling (1)
(In millions)	2015	(Level 1)	(Level 2)	(Level 3)

Domestic Pension Plan Assets
U.S. equity funds	$252.3	$—	$—	$—	$252.3
International equity funds	231.5	—	—	—	231.5
Fixed income funds	442.5	—	—	—	442.5
Private equity funds	3.3	—	—	—	3.3
Money market funds	15.8	—	—	—	15.8

Total Domestic Pension Plans	$945.4	$—	$—	$—	$945.4

Non-U.S. Pension Plan Assets
Equity funds	$122.8	$57.3	$—	$—	$65.5
Fixed income funds	287.7	20.3	210.0	—	57.4
Hedge funds	67.5	—	—	—	67.5
Multi-asset funds	17.4	—	—	—	17.4
Derivative funds	135.0	—	135.0	—	—
Insurance contracts	153.6	—	153.6	—	—
Cash / money market funds	33.2	32.8	—	—	0.4

Total Non-U.S. Pension Plans	$817.2	$110.4	$498.6	$—	$208.2
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tables above present the fair value of the company’s plan assets in accordance with the fair value hierarchy (Note 12). Certain pension plan assets are measured at net asset value per share and are reported as a level 2 investment above due to the company’s ability to redeem its investment either at the balance sheet date or within limited time restrictions. Certain investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts of these investments presented in the above tables are intended to permit reconciliation of the fair value hierarchy to the amounts presented for the total pension plan assets. These investments were also redeemable at the balance sheet date or within limited time restrictions.

Note 7.	Income Taxes
The components of income from continuing operations before provision for income taxes are as follows:

(In millions)	2016	2015	2014

U.S.	$493.2	$851.7	$1,153.3
Non-U.S.	1,530.7	1,084.7	933.9

Income from Continuing Operations	$2,023.9	$1,936.4	$2,087.2
The components of the provision for income taxes of continuing operations are as follows:

(In millions)	2016	2015	2014

Current Income Tax Provision
Federal	$279.9	$184.4	$444.5
Non-U.S.	348.7	362.7	404.8
State	9.3	8.5	35.0

	637.9	555.6	884.3

Deferred Income Tax Provision (Benefit)
Federal	$(510.1)	$(296.4)	$(362.4)
Non-U.S.	(103.9)	(288.2)	(297.3)
State	(25.3)	(14.9)	(32.9)

	(639.3)	(599.5)	(692.6)

(Benefit from) Provision for income taxes	$(1.4)	$(43.9)	$191.7
The company receives a tax deduction upon the exercise of non-qualified stock options by employees, or the vesting of restricted stock units held by employees, for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $53 million, $63 million and $65 million of such benefits that have been allocated to capital in excess of par value in 2016, 2015 and 2014, respectively.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income from continuing operations before provision for income taxes due to the following:

(In millions)	2016	2015	2014

Provision for Income Taxes at Statutory Rate	$708.4	$677.7	$730.5

Increases (Decreases) Resulting From:
Foreign rate differential	(321.7)	(274.5)	(278.4)
Income tax credits	(318.2)	(316.4)	(239.9)
Manufacturing deduction	(37.9)	(37.9)	(45.9)
Singapore tax holiday	(22.7)	(20.8)	(34.0)
Impact of change in tax laws and apportionment on deferred taxes	1.5	(37.5)	(21.0)
Nondeductible expenses	12.3	9.4	23.4
Provision (reversal) of tax reserves, net	11.9	18.0	28.0
Basis difference on disposal of businesses	21.8	—	18.7
Tax return reassessments and settlements	(41.0)	(53.5)	(3.6)
State income taxes, net of federal tax	(15.9)	(7.4)	9.3
Other, net	0.1	(1.0)	4.6

(Benefit from) Provision for income taxes	$(1.4)	$(43.9)	$191.7
The company has operations and a taxable presence in approximately 50 countries outside the U.S. All of these countries except one have a lower tax rate than the U.S. The countries in which the company has a material presence that have significantly lower tax rates than the U.S. include Germany, the Netherlands, Singapore, Sweden, Switzerland and the United Kingdom. The company’s ability to obtain a benefit from lower tax rates outside the U.S. is dependent on its relative levels of income in countries outside the U.S. and on the statutory tax rates in those countries.
The foreign tax credits discussed below are the result of foreign earnings remitted or deemed remitted to the U.S. during the reporting year and the U.S. treatment of taxes paid in the foreign jurisdictions in the years those profits were originally earned.
In 2016, the company continued to implement tax planning initiatives related to non-U.S. subsidiaries. These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $91 million, offset in part by additional U.S. income taxes of $37 million on the related foreign income (which reduced the benefit from the foreign rate differential in 2016). The company also implemented foreign tax credit planning in Sweden which resulted in $100 million of foreign tax credits, with no related incremental U.S. income tax expense.
In 2015, the company implemented tax planning initiatives related to non-U.S. subsidiaries. These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $111 million, offset in part by additional U.S. income taxes of $46 million on the related foreign income (which reduced the benefit from the foreign tax rate differential in 2015). The company also implemented foreign tax credit planning in Sweden which resulted in $80 million of foreign tax credits, with no related incremental U.S. income tax expense. Also in 2015, the company recorded benefits totaling $54 million related to additional prior year foreign tax and other credits as well as restructuring and other costs associated with the 2014 acquisition of Life Technologies.
In 2014, the company implemented tax planning initiatives related to non-U.S. subsidiaries.  These non-U.S. subsidiaries incurred foreign tax obligations, and made cash and deemed distributions to the company’s U.S. operations which resulted in no net tax cost. As a result of these distributions, the company benefitted from U.S. foreign tax credits of $172 million, offset in part by additional U.S. income taxes of $55 million on the related foreign income (which reduced the benefit from the foreign tax rate differential in 2014).
The company has significant activities in Singapore and has received considerable tax incentives. The local taxing authority granted the company pioneer company status which provides an incentive encouraging companies to undertake activities that have the effect of promoting economic or technological development in Singapore. This incentive equates to a tax exemption on earnings associated with most of the company’s manufacturing activities in Singapore and continues through

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2021. In 2016, 2015 and 2014, the impact of this tax holiday decreased the annual effective tax rates by 1.1%, 1.1% and 1.6%, respectively, and increased diluted earnings per share by approximately $0.06, $0.05 and $0.08, respectively.
Net deferred tax asset (liability) in the accompanying balance sheet consists of the following:

(In millions)	2016	2015

Deferred Tax Asset (Liability)
Depreciation and amortization	$(4,218.6)	$(4,024.8)
Net operating loss and credit carryforwards	1,453.3	1,083.3
Reserves and accruals	191.6	185.9
Accrued compensation	371.5	312.9
Foreign undistributed earnings	(156.2)	—
Inventory basis difference	110.4	83.3
Other capitalized costs	83.9	167.9
Unrealized losses on hedging instruments	36.3	16.6
Other, net	65.9	69.1

Deferred tax assets (liabilities), net before valuation allowance	(2,061.9)	(2,105.8)
Less: Valuation allowance	113.0	108.9

Deferred tax assets (liabilities), net	$(2,174.9)	$(2,214.7)
The company estimates the degree to which tax assets and loss and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction and provides a valuation allowance for tax assets and loss and credit carryforwards that it believes will more likely than not expire unutilized. At December 31, 2016, all of the company’s valuation allowance relates to deferred tax assets, primarily net operating losses, for which any subsequently recognized tax benefits will reduce income tax expense.
At December 31, 2016, the company had federal, state and non-U.S. net operating loss carryforwards of $246 million, $1.44 billion and $2.38 billion, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal and state net operating loss carryforwards expire in the years 2017 through 2036. Of the non-U.S. net operating loss carryforwards, $369 million expire in the years 2017 through 2036, and the remainder do not expire. The company also had $620 million of federal foreign tax credit carryforwards as of December 31, 2016, which expire in the years 2017 through 2026.
The company operates in various jurisdictions around the world. With the exception of its Affymetrix Singapore subsidiary, the company has not provided income taxes on the undistributed earnings of its non-U.S. subsidiaries due to its intention to permanently reinvest such earnings unless the company can remit such earnings to the U.S. without associated net tax cost. The company recorded a deferred tax liability of $156 million in acquisition accounting for the outside basis difference of Affymetrix Singapore as the company intends to integrate it with the company’s existing Singapore operations within the next twelve months. Aside from this plan, the company’s intent is to only make distributions from non-U.S. subsidiaries in the future when they can be made at no net tax cost.
A provision has not been made for U.S. or additional non-U.S. taxes on $12.49 billion of undistributed earnings of international subsidiaries that could be subject to taxation if remitted to the U.S. It is not practicable to estimate the unrecognized tax liability due to i) the extent of uncertainty as to which remittance structure would be used (among several possibilities) should a decision be made to repatriate; ii) the availability and the complexity of calculating foreign tax credits; and iii) the implications of indirect taxes, including withholding taxes that could potentially be required depending on the repatriation structure.
Unrecognized Tax Benefits
As of December 31, 2016, the company had $802 million of unrecognized tax benefits which, if recognized, would reduce the effective tax rate.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(In millions)	2016	2015	2014

Balance at beginning of year	$349.7	$214.1	$134.2
Additions due to acquisitions	54.2	—	54.3
Additions for tax positions of current year	341.6	14.0	35.3
Additions for tax positions of prior years	94.1	121.2	38.3
Closure of tax years	(28.1)	(5.2)	—
Settlements	(9.8)	5.6	(48.0)

Balance at end of year	$801.7	$349.7	$214.1
During 2016, the company’s unrecognized tax benefits increased $342 million due to the uncertainty around the deductibility of a foreign exchange loss on intercompany investments, $54 million due to acquisitions, $43 million due to tax planning related to prior years that resulted in amended tax filings, $35 million relating to foreign tax positions and $14 million due to the utilization of deferred tax assets. In 2016, the company also settled the Life Technologies tax audit for the 2012 to 2014 tax years which reduced the reserve on unrecognized tax benefits by $10 million. Of the total $802 million of liability, $3 million is classified as a current liability and the remainder is long-term.
During 2015, the company’s unrecognized tax benefits increased $70 million due to the utilization of deferred tax assets and $28 million relating to foreign net operating losses on which the company has a deferred tax asset established. This increase was offset in part by a reduction of $10 million from a resolution of an IRS audit of Life Technologies for which a reserve had previously been established.
During 2014, the company acquired Life Technologies which resulted in an increase in the company’s liability for unrecognized tax benefits of $54 million. The liability also increased due to the provision of tax reserves, primarily related to the sale of the divested businesses and a tax matter in a foreign jurisdiction. During 2014, the company settled the IRS audit relating to the 2010 and 2011 tax years which resulted in a decrease in the company’s liability for unrecognized tax benefits of $48 million.
The company classified interest and penalties related to unrecognized tax benefits as income tax expense. The total amount of interest and penalties related to uncertain tax positions and recognized in the balance sheet as of December 31, 2016 and 2015 was $24 million and $19 million, respectively.
The company conducts business globally and, as a result, Thermo Fisher or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, China, Denmark, Finland, France, Germany, Japan, Singapore, Sweden, the United Kingdom and the United States. With few exceptions, the company is no longer subject to U.S. federal, state and local, or non-U.S., income tax examinations for years before 2011.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8.	Earnings per Share

(In millions except per share amounts)	2016	2015	2014

Income from Continuing Operations	$2,025.3	$1,980.3	$1,895.5
Loss from Discontinued Operations	(3.5)	(4.9)	(1.1)

Net Income	$2,021.8	$1,975.4	$1,894.4

Basic Weighted Average Shares	394.8	398.7	398.2
Plus Effect of:
Equity forward arrangement	—	—	0.2
Stock options and restricted units	2.6	3.2	3.9

Diluted Weighted Average Shares	397.4	401.9	402.3

Basic Earnings per Share:
Continuing operations	$5.13	$4.97	$4.76
Discontinued operations	(0.01)	(0.01)	—

Basic Earnings per Share	$5.12	$4.96	$4.76

Diluted Earnings per Share:
Continuing operations	$5.10	$4.93	$4.71
Discontinued operations	(0.01)	(0.01)	—

Diluted Earnings per Share	$5.09	$4.92	$4.71
Options to purchase 1.5 million, 3.4 million and 2.4 million shares of common stock were not included in the computation of diluted earnings per share for 2016, 2015 and 2014, respectively, because their effect would have been antidilutive.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9.	Debt and Other Financing Arrangements

	Effective Interest Rate at December 31,	December 31,	December 31,
(Dollars in millions)	2016	2016	2015

Commercial Paper	0.15%	$953.3	$49.6
Term Loan	1.96%	825.0	—
2.25% 5-Year Senior Notes, Due 8/15/2016		—	1,000.0
1.30% 3-Year Senior Notes, Due 2/1/2017		—	900.0
1.85% 5-Year Senior Notes, Due 1/15/2018	2.01%	500.0	500.0
Floating Rate 2-Year Senior Notes, Due 8/9/2018 (euro-denominated)	0.14%	631.0	—
2.15% 3-Year Senior Notes, Due 12/14/2018	2.35%	450.0	450.0
2.40% 5-Year Senior Notes, Due 2/1/2019	2.59%	900.0	900.0
6.00% 10-Year Senior Notes, Due 3/1/2020	2.97%	750.0	750.0
4.70% 10-Year Senior Notes, Due 5/1/2020	4.23%	300.0	300.0
1.50% 5-Year Senior Notes, Due 12/1/2020 (euro-denominated)	1.62%	447.0	461.6
5.00% 10-Year Senior Notes, Due 1/15/2021	3.24%	400.0	400.0
4.50% 10-Year Senior Notes, Due 3/1/2021	4.33%	1,000.0	1,000.0
3.60% 10-Year Senior Notes, Due 8/15/2021	4.15%	1,100.0	1,100.0
3.30% 7-Year Senior Notes, Due 2/15/2022	3.43%	800.0	800.0
2.15% 7-Year Senior Notes, Due 7/21/2022 (euro-denominated)	2.27%	525.9	543.1
3.15% 10-Year Senior Notes, Due 1/15/2023	3.31%	800.0	800.0
3.00% 7-Year Senior Notes Due 4/15/2023	4.37%	1,000.0	—
4.15% 10-Year Senior Notes, Due 2/1/2024	4.16%	1,000.0	1,000.0
0.75% 8-Year Senior Notes, Due 9/12/2024 (euro-denominated)	0.93%	1,051.7	—
2.00% 10-Year Senior Notes, Due 4/15/2025 (euro-denominated)	2.09%	673.1	695.2
3.65% 10-Year Senior Notes, Due 12/15/2025	3.77%	350.0	350.0
2.95% 10-Year Senior Notes, Due 9/19/2026	3.19%	1,200.0	—
1.375% 12-Year Senior Notes, 9/12/2028 (euro-denominated)	1.46%	631.0	—
5.30% 30-Year Senior Notes, Due 2/1/2044	5.37%	400.0	400.0
Other		13.0	16.3

Total Borrowings at Par Value		16,701.0	12,415.8
Fair Value Hedge Accounting Adjustments		(49.3)	6.2
Unamortized Premium, Net		52.2	104.7
Unamortized Debt Issuance Costs		(76.0)	(54.7)

Total Borrowings at Carrying Value		16,627.9	12,472.0
Less: Short-term Obligations and Current Maturities		1,255.5	1,051.8

Long-term Obligations		$15,372.4	$11,420.2
The effective interest rates for the fixed-rate debt include the stated interest on the notes, the accretion of any discount or amortization of any premium, the amortization of any debt issuance costs and, if applicable, adjustments related to hedging.
See Note 12 for fair value information pertaining to the company’s long-term obligations.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2016, the annual repayment requirements for debt obligations are as follows:

(In millions)

2017	$1,255.5
2018	1,983.3
2019	1,026.9
2020	1,498.9
2021	2,502.0
2022 and Thereafter	8,434.4

$16,701.0
As of December 31, 2016 and 2015, short-term obligations and current maturities of long-term obligations in the accompanying balance sheet included $953 million and $50 million, respectively, of commercial paper, short-term bank borrowings and borrowings under lines of credit of certain of the company’s subsidiaries. The weighted average interest rate for short-term borrowings was 0.15% and 1.14% at December 31, 2016 and 2015, respectively. In addition to available borrowings under the company’s revolving credit agreements, discussed below, the company had unused lines of credit of $67 million as of December 31, 2016. These unused lines of credit generally provide for short-term unsecured borrowings at various interest rates.
Credit Facilities
In July 2016, the company replaced its existing revolving credit facility with a new facility with a bank group that provides for up to $2.50 billion of unsecured multi-currency revolving credit. The facility expires in July 2021. The agreement calls for interest at either a LIBOR-based rate, a EURIBOR-based rate (for funds drawn in Euro) or a rate based on the prime lending rate of the agent bank, at the company’s option. The agreement contains affirmative, negative and financial covenants, and events of default customary for financings of this type. The financial covenants require the company to maintain a Consolidated Leverage Ratio of debt to EBITDA (as defined in the agreement) below 4.5 to 1.0 for the first two consecutive quarters after the closing date of the acquisition of FEI (see Note 2), stepping down to 4.0 to 1.0 for the two immediately following fiscal quarters and then stepping down to 3.5 to 1.0 each fiscal quarter thereafter. The agreement also requires the company to maintain an Interest Coverage Ratio of EBITDA (as defined in the agreement) to interest expense of 3.0 to 1.0. The credit agreement permits the company to use the facility for working capital; acquisitions; repurchases of common stock, debentures and other securities; the refinancing of debt; and general corporate purposes. The credit agreement allows for the issuance of letters of credit, which reduces the amount available for borrowing. If the company borrows under this facility, it intends to leave undrawn an amount equivalent to outstanding commercial paper to provide a source of funds in the event that commercial paper markets are not available. As of December 31, 2016, no borrowings were outstanding under the facility, although available capacity was reduced by approximately $72 million as a result of outstanding letters of credit.
Commercial Paper Programs
The company has commercial paper programs pursuant to which it may issue and sell unsecured, short-term promissory notes (CP Notes). Under the U.S. program, a) maturities may not exceed 397 days from the date of issue and b) the CP Notes are issued on a private placement basis under customary terms in the commercial paper market and are not redeemable prior to maturity nor subject to voluntary prepayment. Under the euro program, maturities may not exceed 183 days and may be denominated in euro, U.S. dollars, Japanese yen, British pounds sterling, Swiss franc, Canadian dollars or other currencies. Under both programs, the CP Notes are issued at a discount from par (or premium to par, in the case of negative interest rates), or, alternatively, are sold at par and bear varying interest rates on a fixed or floating basis. As of December 31, 2016, outstanding borrowings under these programs were $953 million, with a weighted average remaining period to maturity of 58 days and are classified as short-term obligations in the accompanying balance sheet.
Term Loans
In connection with the acquisition of FEI, the company entered into a term loan agreement. The term loan agreement is a 3-year unsecured $2.00 billion term loan facility. The agreement calls for interest at either a LIBOR-based rate, a EURIBOR-based rate (for funds drawn under the term loan in Euro) or a rate based on the prime lending rate of the agent bank, at the company’s option. The agreements contain affirmative, negative and financial covenants, and events of default customary for financings of this type. The financial covenants are consistent with those in the revolving credit facility described above.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In the first quarter of 2016, in connection with the acquisition of Affymetrix, the company entered into a 364-day $1.00 billion unsecured term loan agreement. In August 2016, the company used the proceeds from the issuance of the floating rate senior notes due 2018 to repay all of this term loan.
Senior Notes
Interest on the floating rate senior notes is payable quarterly. Interest is payable annually on the other euro-denominated senior notes and semi-annually on all other senior notes. Each of the notes may be redeemed at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants under the indentures governing the senior notes, the most restrictive of which limits the ability of the company to pledge principal properties as security under borrowing arrangements.
In 2016, Thermo Fisher Scientific (Finance I) B.V., a wholly-owned finance subsidiary of the company issued the Floating Rate Senior Notes due 2018 included in the table above. This subsidiary has no independent function other than financing activities. The Floating Rate Senior Notes due 2018 are fully and unconditionally guaranteed by the company and no other subsidiaries of the company have guaranteed the obligations.
Prior to issuing the 3.00% Senior Notes due 2023, the company had entered into an agreement to hedge its exposure related to the interest rate on the anticipated borrowings (described under the heading "Cash Flow Hedge Arrangements" in Note 12) that was terminated in April 2016. The company had a cash outlay of $75 million in 2016 associated with termination of the arrangement, included in other financing activities, net, in the accompanying statement of cash flows.
Interest Rate Swap Arrangements
In 2016, the company terminated certain of its fixed to floating rate swap arrangements. The terminated swaps were accounted for as fair value hedges. As a result of terminating these arrangements, the company received $61 million (excluding accrued interest) in cash in 2016, included in other financing activities, net, in the accompanying statement of cash flows. The proceeds were recorded as part of the carrying value of the underlying debt and will be amortized as a reduction to interest expense over the remaining terms of the respective debt instruments. Subsequently, the company entered into new swap arrangements which are included in the table below.
The company has entered into LIBOR-based interest rate swap arrangements with various banks on several of its outstanding senior notes. The aggregate amounts of the swaps are equal to the principal amounts of the notes and the payment dates of the swaps coincide with the interest payment dates of the notes. The swap contracts provide for the company to pay a variable interest rate and receive a fixed rate. The variable interest rates reset monthly. The swaps have been accounted for as fair value hedges of the notes. See Note 12 for additional information. The following table summarizes the outstanding interest rate swap arrangements on the company's senior notes at December 31, 2016:

	Aggregate Notional Amount		Pay Rate as of
(Dollars in millions)		Pay Rate	December 31, 2016	Receive Rate

4.50% Senior Notes due 2021	1,000.0	1-month LIBOR + 3.4420%	4.0587%	4.50%
3.60% Senior Notes due 2021	1,100.0	1-month LIBOR + 2.5150%	3.2189%	3.60%
3.00% Senior Notes due 2023	1,000.0	1-month LIBOR + 1.7640%	2.4679%	3.00%

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10.	Commitments and Contingencies
Operating Leases
The company leases certain logistics, office, and manufacturing facilities. Income from continuing operations includes expense from operating leases of $182 million, $181 million and $181 million in 2016, 2015 and 2014, respectively. The following is a summary of annual future minimum lease and rental commitments under noncancelable operating leases as of December 31, 2016:

(In millions)

2017	$163.7
2018	132.6
2019	103.0
2020	79.5
2021	60.2
2022 and Thereafter	176.5

$715.5
Purchase Obligations
The company has entered into unconditional purchase obligations, in the ordinary course of business, that include agreements to purchase goods, services or fixed assets and to pay royalties that are enforceable and legally binding and that specify all significant terms including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty. The aggregate amount of the company’s unconditional purchase obligations totaled $378 million at December 31, 2016 and the majority of these obligations are expected to be settled during 2017.
Letters of Credit, Guarantees and Other Commitments
Outstanding letters of credit and bank guarantees totaled $179 million at December 31, 2016. Substantially all of these letters of credit and guarantees expire before 2022.
Outstanding surety bonds and other guarantees totaled $24 million at December 31, 2016. The expiration of these bonds and guarantees ranges through 2018.
The letters of credit, bank guarantees and surety bonds principally secure performance obligations, and allow the holder to draw funds up to the face amount of the letter of credit, bank guarantee or surety bond if the applicable business unit does not perform as contractually required.
The company is a guarantor of pension plan obligations of a divested business. The purchaser of the divested business has agreed to pay for the pension benefits, however the company was required to guarantee payment of these pension benefits should the purchaser fail to do so. The amount of the guarantee at December 31, 2016 was $40 million.
In connection with the sale of businesses of the company, the buyers have assumed certain contractual obligations of such businesses and have agreed to indemnify the company with respect to those assumed liabilities. In the event a third-party to a transferred contract does not recognize the transfer of obligations or a buyer defaults on its obligations under the transferred contract, the company could be liable to the third-party for such obligations. However, in such event, the company would be entitled to seek indemnification from the buyer.
In 2016, the company entered into an off-balance sheet build-to-suit financing arrangement with a financial institution to fund construction of an operating facility in the U.S. Upon completion of construction in 2017, a five-year lease will commence with options to purchase the facility or renew the lease for up to three 5-year terms. The company has agreed with the lessor to comply with certain financial covenants consistent with its other debt arrangements (Note 9), and has guaranteed the facility's residual value at the end of the lease. The company has also guaranteed the residual value of two other leased operating facilities with initial lease terms ending in 2019 and 2020. The aggregate maximum guarantee under these three lease arrangements is $155 million.
Indemnifications
In conjunction with certain transactions, primarily divestitures, the company has agreed to indemnify the other parties with respect to certain liabilities related to the businesses that were sold or leased properties that were abandoned (e.g., retention of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

certain environmental, tax, employee and product liabilities). The scope and duration of such indemnity obligations vary from transaction to transaction. Where appropriate, an obligation for such indemnifications is recorded as a liability. Generally, a maximum obligation cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, historically the company has not made significant payments for these indemnifications.
In connection with the company’s efforts to reduce the number of facilities that it occupies, the company has vacated some of its leased facilities or sublet them to third parties. When the company sublets a facility to a third-party, it remains the primary obligor under the master lease agreement with the owner of the facility. As a result, if a third-party vacates the sublet facility, the company would be obligated to make lease or other payments under the master lease agreement. The company believes that the financial risk of default by sublessors is individually and in the aggregate not material to the company’s financial position or results of operations.
In connection with the sale of products in the ordinary course of business, the company often makes representations affirming, among other things, that its products do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. The company has not been required to make material payments under such provisions.
Environmental Matters
The company is currently involved in various stages of investigation and remediation related to environmental matters. The company cannot predict all potential costs related to environmental remediation matters and the possible impact on future operations given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the company’s responsibility. Expenses for environmental remediation matters related to the costs of installing, operating and maintaining groundwater-treatment systems and other remedial activities related to historical environmental contamination at the company’s domestic and international facilities were not material in any period presented. The company records accruals for environmental remediation liabilities, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. The company calculates estimates based upon several factors, including reports prepared by environmental specialists and management’s knowledge of and experience with these environmental matters. The company includes in these estimates potential costs for investigation, remediation and operation and maintenance of cleanup sites. At December 31, 2016, the company’s total environmental liability was approximately $49 million. While management believes the accruals for environmental remediation are adequate based on current estimates of remediation costs, the company may be subject to additional remedial or compliance costs due to future events such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies or changes in the conduct of the company’s operations, which could have a material adverse effect on the company’s financial position, results of operations or cash flows.
Litigation and Related Contingencies
There are various lawsuits and claims pending against the company including matters involving product liability, intellectual property, employment and commercial issues. The company determines the probability and range of possible loss based on the current status of each of these matters. A liability is recorded in the financial statements if it is believed to be probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The company establishes a liability that is an estimate of amounts expected to be paid in the future for events that have already occurred. The company accrues the most likely amount or at least the minimum of the range of probable loss when a range of probable loss can be estimated. The accrued liabilities are based on management’s judgment as to the probability of losses for asserted and unasserted claims and, where applicable, actuarially determined estimates. Accrual estimates are adjusted as additional information becomes known or payments are made. The amount of ultimate loss may differ from these estimates. Due to the inherent uncertainties associated with pending litigation or claims, the company cannot predict the outcome, nor, with respect to certain pending litigation or claims where no liability has been accrued, make a meaningful estimate of the reasonably possible loss or range of loss that could result from an unfavorable outcome. The company has no material accruals for pending litigation or claims for which accrual amounts are not disclosed below, nor are material losses deemed probable for such matters. It is reasonably possible, however, that an unfavorable outcome that exceeds the company’s current accrual estimate, if any, for one or more of the matters described below could have a material adverse effect on the company’s results of operations, financial position and cash flows.
Product Liability, Workers Compensation and Other Personal Injury Matters
The range of probable loss for product liability, workers compensation and other personal injury matters of the company’s continuing operations at December 31, 2016, was approximately $251 million to $397 million on an undiscounted basis. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

portion of these liabilities assumed in the 2006 merger with Fisher was recorded at its fair (present) value at the date of merger. The company’s accrual for all such matters in total, including the discounted liabilities, was $230 million at December 31, 2016 (or $256 million undiscounted). The accrual includes estimated defense costs and is gross of estimated amounts due from insurers of $97 million at December 31, 2016 (or $114 million undiscounted) that are included in other assets in the accompanying balance sheet. The portion of these insurance assets assumed in the merger with Fisher was also recorded at its fair value at the date of merger. In addition to the above accrual, as of December 31, 2016, the company had a product liability accrual of $10 million (undiscounted) relating to divested businesses.
The assets and liabilities assumed at the Fisher merger date were ascribed a fair value based on the present value of expected future cash flows, using a discount rate equivalent to the risk free rate of interest for monetary assets with comparable maturities (weighted average discount rate of 4.67%). The discount on the liabilities of approximately $26 million and the discount on the assets of approximately $17 million (net discount $9 million) are being accreted to interest expense over the expected settlement period.
Although the company believes that the amounts accrued and estimated recoveries are probable and appropriate based on available information, including actuarial studies of loss estimates, the process of estimating losses and insurance recoveries involves a considerable degree of judgment by management and the ultimate amounts could vary materially. Insurance contracts do not relieve the company of its primary obligation with respect to any losses incurred. The collectability of amounts due from its insurers is subject to the solvency and willingness of the insurer to pay, as well as the legal sufficiency of the insurance claims. Management monitors the payment history as well as the financial condition and ratings of its insurers on an ongoing basis.
Intellectual Property Matters
On July 13 and 15, 2015, 454 Life Sciences (a member of the Roche Group) filed complaints against Ion Torrent Systems, Inc., Life Technologies Corp., and Thermo Fisher Scientific Inc. in the United States District Court for the District of Delaware and in Germany. Plaintiff alleges infringement of patents relating to methods of analyzing nucleic acid sequences using emulsion amplification, which plaintiff alleges are impermissibly used in Ion Torrent sequencing workflows. Plaintiff seeks damages for alleged willful infringement, attorneys’ fees and costs, and injunctive relief.
On June 6, 2004, Enzo Biochem, Enzo Life Sciences and Yale University filed a complaint against Life Technologies in United States District Court for the District of Connecticut. The plaintiffs allege patent infringement by Applera’s labeled DNA terminator products used in DNA sequencing and fragment analysis. The plaintiff sought damages for alleged willful infringement, attorneys’ fees, costs, prejudgment interest, and injunctive relief. In November 2012, the jury awarded damages of $49 million. Prejudgment interest of $12 million was also granted. The $61 million judgment and interest was accrued by Life Technologies and the liability was assumed by the company as of the date of the acquisition. In March 2015 the United States Court of Appeals for the Federal Circuit vacated the judgment and returned the case to the District Court for further proceedings. In February 2016, the District Court granted the company’s motion for summary judgment of non-infringement and entered judgment in its favor. Enzo appealed that decision to the Federal Circuit in March 2016. The company has maintained the $61 million accrual, pending appeals.
On May 26, 2010, Promega Corp. & Max-Planck-Gesellschaft Zur Forderung Der Wissenschaften EV filed a complaint against Life Technologies in the United States District Court for the Western District of Wisconsin. The plaintiffs allege patent infringement by sales and uses of Applied Biosystems’ short tandem repeat DNA identification products outside the scope of a 2006 license agreement. The plaintiff sought damages for alleged willful infringement, attorneys’ fees, costs, prejudgment interest, and injunctive relief. Although a jury initially found willful infringement and assessed damages at $52 million, the District Court subsequently overturned the verdict on the grounds that the plaintiff had failed to prove infringement. The District Court entered judgment in favor of Life Technologies; and plaintiffs and Life Technologies filed cross-appeals with the United States Court of Appeals for the Federal Circuit. The $52 million award was accrued by Life Technologies and the liability was assumed by the company as of the date of the acquisition. On December 15, 2014, the Court of Appeals issued a decision invalidating four of the plaintiffs’ patents, but finding infringement by Life Technologies of the remaining fifth patent. The Court of Appeals also ordered a new trial on damages in the District Court. Life Technologies' petition to the U.S. Supreme Court seeking review of the Court of Appeals’ judgment was granted on June 27, 2016, and the case was stayed in the District Court pending the outcome of the Supreme Court’s review. On February 22, 2017, the Supreme Court issued a decision reversing the Court of Appeals’ judgment and remanding the case to the Court of Appeals for further proceedings in view of the Supreme Court’s legal interpretation of the patent law statute in question. The company has maintained the $52 million accrual, pending conclusion of this matter.
On December 27, 2011, Illumina Inc. filed a complaint against Life Technologies in the United States District Court for the Southern District of California alleging infringement of a patent relating to methods for making bead arrays by Ion Torrent’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

semiconductor sequencing systems. Plaintiff seeks damages for alleged willful infringement, attorneys’ fees, costs, pre- and post-judgment interest, and injunctive relief.
On June 3, 2013, Unisone Strategic IP filed a complaint against Life Technologies in the United States District Court for the Southern District of California alleging patent infringement by Life Technologies’ supply chain management system software, which operates with product “supply centers” installed at customer sites. Plaintiff seeks damages for alleged willful infringement, attorneys’ fees, costs, and injunctive relief.
Commercial Matters
On May 5, 2015, and February 12, 2016, the Academy of Allergy & Asthma in Primary Care and United Biologics, LLC d/b/a United Allergy Services, a provider of on-site services to physicians in the delivery of testing and treatment of allergies, filed a complaint against Phadia U.S. Inc. (a subsidiary of the company) and Thermo Fisher Scientific Inc., respectively, in the United States District Court for the Western District of Texas. The plaintiffs allege various claims of anticompetitive activities in violation of antitrust laws, tortious interference with contracts and existing and prospective business relations, and civil conspiracy. On March 28, 2016, the company filed a counterclaim against United Biologics, LLC alleging tortious interference with business relations and seeking a declaratory judgment and injunctive relief. The plaintiffs seek damages, attorneys’ fees, costs, and injunctive relief. The company expects this matter will be scheduled for trial in 2017.

Note 11.	Comprehensive Income and Shareholders' Equity
Comprehensive Income (Loss)
Comprehensive income (loss) combines net income and other comprehensive items. Other comprehensive items represent certain amounts that are reported as components of shareholders’ equity in the accompanying balance sheet.
Changes in each component of accumulated other comprehensive items, net of tax are as follows:

(In millions)	Currency Translation Adjustment	Unrealized Gains on Available-for- Sale Investments	Unrealized Losses on Hedging Instruments	Pension and Other Postretirement Benefit Liability Adjustment	Total

Balance at December 31, 2015	$(1,776.7)	$1.8	$(26.6)	$(195.8)	$(1,997.3)
Other comprehensive income (loss) before reclassifications	(566.7)	(1.6)	(36.6)	(46.9)	(651.8)
Amounts reclassified from accumulated other comprehensive items	—	0.7	6.1	6.0	12.8

Net other comprehensive items	(566.7)	(0.9)	(30.5)	(40.9)	(639.0)

Balance at December 31, 2016	$(2,343.4)	$0.9	$(57.1)	$(236.7)	$(2,636.3)
Shareholders’ Equity
At December 31, 2016, the company had reserved 32.9 million unissued shares of its common stock for possible issuance under stock-based compensation plans.
The company has 50,000 shares of authorized but unissued $100 par value preferred stock.
Equity Forward Agreements
In June 2013, in anticipation of the acquisition of Life Technologies, the company entered into equity forward agreements. The use of the equity forward agreements substantially eliminated future equity market price risk by fixing a common equity offering sales price under the then existing market conditions, while mitigating share dilution from the offering by postponing the actual issuance of common stock until the funds were needed for the Life Technologies acquisition.
Upon settlement of the agreements, in January 2014, the company issued and delivered 29.6 million shares of its common stock at the then applicable forward sale price of $82.5342 per share.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On February 3, 2014, the company issued 5.3 million shares of its common stock at a price of $94.85 per share to settle a private placement subscription agreement that was contingent on the closing of the Life Technologies acquisition.
The equity forward and subscription agreements had no initial fair value as they were entered into at the then market price of the common stock. The company did not receive any proceeds from the sale of common stock until the agreements were settled. Upon settlement, the proceeds were recorded in equity. Prior to their settlement, to the extent that the equity forward agreements were dilutive, they have been reflected in the company’s diluted earnings per share calculations using the treasury stock method. Prior to closing, the subscription agreement was not potentially dilutive to the company’s diluted earnings per share calculations due to its contingent nature.

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments
Fair Value Measurements
The company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2016. The company’s financial assets and liabilities carried at fair value are primarily comprised of insurance contracts, investments in money market funds, derivative contracts, mutual funds holding publicly traded securities and other investments in unit trusts held as assets to satisfy outstanding deferred compensation and retirement liabilities; and acquisition-related contingent consideration.
The fair value accounting guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities that the company has the ability to access.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data such as quoted prices, interest rates and yield curves.
Level 3: Inputs are unobservable data points that are not corroborated by market data.
The following tables present information about the company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and December 31, 2015:

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2016	(Level 1)	(Level 2)	(Level 3)

Assets
Cash equivalents	$64.8	$64.8	$—	$—
Bank time deposits	2.0	2.0	—	—
Investments in mutual funds and other similar instruments	15.5	15.5	—	—
Warrants	2.0	—	2.0	—
Insurance contracts	102.1	—	102.1	—
Derivative contracts	15.8	—	15.8	—

Total Assets	$202.2	$82.3	$119.9	$—

Liabilities
Derivative contracts	$121.9	$—	$121.9	$—
Contingent consideration	3.4	—	—	3.4

Total Liabilities	$125.3	$—	$121.9	$3.4

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2015	(Level 1)	(Level 2)	(Level 3)

Assets
Cash equivalents	$54.6	$54.6	$—	$—
Bank time deposits	2.0	2.0	—	—
Investments in mutual funds and other similar instruments	7.6	7.6	—	—
Warrants	3.4	—	3.4	—
Insurance contracts	108.1	—	108.1	—
Derivative contracts	13.8	—	13.8	—

Total Assets	$189.5	$64.2	$125.3	$—

Liabilities
Derivative contracts	$41.8	$—	$41.8	$—
Contingent consideration	1.9	—	—	1.9

Total Liabilities	$43.7	$—	$41.8	$1.9
The company determines the fair value of its insurance contracts by obtaining the cash surrender value of the contracts from the issuer. The fair value of derivative contracts is the estimated amount that the company would receive/pay upon liquidation of the contracts, taking into account the change in interest rates and currency exchange rates. The company determines the fair value of acquisition-related contingent consideration based on assessment of the probability that the company would be required to make such future payment. Changes to the fair value of contingent consideration are recorded in selling, general and administrative expense.
The notional amounts of derivative contracts outstanding, consisting of interest rate swaps and currency exchange contracts, totaled $6.70 billion and $6.63 billion at December 31, 2016 and December 31, 2015, respectively.
While certain derivatives are subject to netting arrangements with counterparties, the company does not offset derivative assets and liabilities within the consolidated balance sheet. The following tables present the fair value of derivative instruments in the consolidated balance sheet and statement of income.

	Fair Value – Assets		Fair Value – Liabilities
	December 31,	December 31,	December 31,	December 31,
(In millions)	2016	2015	2016	2015

Derivatives Designated as Hedging Instruments
Interest rate swaps (a)	$—	$0.2	$109.5	$16.4
Derivatives Not Designated as Hedging Instruments
Currency exchange contracts (b)	15.8	13.6	12.4	25.4

(a)	The fair value of the interest rate swaps is included in the consolidated balance sheet under the captions other assets or other long-term liabilities.

(b)	The fair value of the currency exchange contracts is included in the consolidated balance sheet under the captions other current assets or other accrued expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Gain (Loss) Recognized
(In millions)	2016	2015

Derivatives Designated as Fair Value Hedges
Interest rate swaps - effective portion	$21.1	$34.0
Interest rate swaps - ineffective portion (a)	(0.7)	(7.4)
Derivatives Not Designated as Hedging Instruments
Currency exchange contracts
Included in cost of revenues	$(15.1)	$12.4
Included in other expense, net	(98.9)	126.8

(a)	The ineffective portion of the loss recognized on interest rate swaps during 2015 includes $7.5 million of costs associated with entering into the swap arrangements.
Gains and losses recognized on currency exchange contracts and the effective portion of interest rate swaps are included in the consolidated statement of income together with the corresponding, offsetting losses and gains on the underlying hedged transactions. Gains and losses recognized on the ineffective portion of interest rate swaps are included in other expense, net in the accompanying statement of income.
The company also uses foreign currency-denominated debt to partially hedge its net investments in foreign operations against adverse movements in exchange rates. The company’s euro-denominated senior notes have been designated as, and are effective as, economic hedges of part of the net investment in a foreign operation. Accordingly, foreign currency transaction gains or losses due to spot rate fluctuations on the euro-denominated debt instruments are included in currency translation adjustment within other comprehensive income and shareholders’ equity. In 2016 and 2015, pre-tax net gains of $172 million and $77 million, respectively, from the euro-denominated notes were included in currency translation adjustment.
Cash Flow Hedge Arrangements
In 2015, the company entered into interest rate swap arrangements to mitigate the risk of interest rates rising prior to completion of a debt offering in 2016. Based on the company’s conclusion that a debt offering was probable as a result of debt maturing in 2016 and that such debt would carry semi-annual interest payments over a 10-year term, the swaps hedged the cash flow risk for each of the semi-annual fixed-rate interest payments on $1.00 billion of principal amount of the planned fixed-rate debt issue. The change in the fair value of the hedge during 2016, $37 million, net of tax, was classified as a decrease to accumulated other comprehensive items within shareholders’ equity. The hedge was terminated in advance of completing a debt offering in April 2016 (Note 9). The fair value of the hedge at that time, $46 million, net of tax, was classified as a reduction to accumulated other comprehensive items and is being amortized to interest expense over the term of the debt.
Fair Value of Other Financial Instruments
The carrying value and fair value of the company’s notes receivable and debt obligations are as follows:

	December 31, 2016		December 31, 2015
	Carrying	Fair	Carrying	Fair
(In millions)	Value	Value	Value	Value

Notes Receivable	$26.2	$28.4	$12.1	$14.9

Debt Obligations:
Senior notes	$14,838.3	$15,184.4	$12,406.1	$12,618.8
Term loan	823.3	825.0	—	—
Commercial paper	953.3	953.3	49.6	49.6
Other	13.0	13.0	16.3	16.3

	$16,627.9	$16,975.7	$12,472.0	$12,684.7
The fair value of debt obligations was determined based on quoted market prices and on borrowing rates available to the company at the respective period ends which represent level 2 measurements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13.	Supplemental Cash Flow Information

(In millions)	2016	2015	2014

Cash Paid For:
Interest	$457.9	$437.6	$435.9

Income Taxes	$663.2	$476.6	$585.7

Non-cash Activities
Fair value of assets of acquired businesses	$7,032.4	$737.4	$19,623.9
Cash paid for acquired businesses	(5,634.9)	(700.6)	(13,534.6)

Liabilities assumed of acquired businesses	$1,397.5	$36.8	$6,089.3

Declared but unpaid dividends	$60.1	$61.3	$61.9

Issuance of stock upon vesting of restricted stock units	$126.9	$131.0	$110.0

Fair value of investments contributed to defined benefit plans	$15.9	$—	$—
Cash, cash equivalents and restricted cash is included in the consolidated balance sheet as follows:

	December 31,	December 31,
(In millions)	2016	2015

Cash and Cash Equivalents	$786.2	$452.1
Restricted Cash Included in Other Current Assets	18.0	12.0
Restricted Cash Included in Other Assets	6.6	2.2

Cash, Cash Equivalents and Restricted Cash	$810.8	$466.3

Note 14.	Restructuring and Other Costs (Income), Net
Restructuring and other costs in 2016 included continuing charges for headcount reductions and facility consolidations in an effort to streamline operations, including the closure and consolidation of operations within several facilities in the U.S., Europe and Asia; third-party acquisition transaction and integration costs primarily associated with the acquisitions of FEI and Affymetrix; sales of inventories revalued at the date of acquisition; costs to conform the accounting policies of FEI and Affymetrix with the company's accounting policies; costs to achieve synergies related to acquisitions, including severance and abandoned facility costs; and net charges for environmental and litigation-related matters. These charges were partially offset by gains on sales of assets. In 2016, severance actions associated with facility consolidations and cost reduction measures affected less than 3% of the company’s workforce.
Restructuring and other costs in 2015 primarily included continuing charges for headcount reductions and facility consolidations in an effort to streamline operations, including the closure and consolidation of operations within several facilities in the U.S., Europe and Asia; charges associated with product liability litigation and litigation at acquired businesses; impairment of acquired technology in development; and third-party acquisition transaction and integration costs related to recent acquisitions. These charges were partially offset by gains on the sale of a small product line and real estate, and, to a lesser extent, changes in estimates of contingent consideration. In 2015, severance actions associated with facility consolidations and cost reduction measures affected approximately 2% of the company’s workforce.
Restructuring and other costs (income) in 2014 primarily included the gains on sale of the company’s sera and media, gene modulation and magnetic beads businesses and the sale of the Cole-Parmer business, and to a lesser extent gains on the sale of real estate, offset in part by sales of inventories revalued at the date of acquisition, cash compensation to monetize certain equity awards held by Life Technologies’ employees at the date of acquisition, third-party acquisition transaction and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

integration costs, severance obligations payable to former Life Technologies’ executives and employees, charges to conform the accounting policies of Life Technologies with the company’s accounting policies and, to a lesser extent, continuing charges for headcount reductions and facility consolidations in an effort to streamline operations, including the closure and consolidation of operations within several facilities in the U.S., Europe and Asia. In 2014, severance actions associated with facility consolidations and cost reduction measures affected approximately 3% of the company’s workforce. The company also incurred charges for pension settlements in 2014.
As of February 28, 2017, the company has identified restructuring actions that will result in additional charges of approximately $85 million, primarily in 2017 which will be recorded when specified criteria are met, such as communication of benefit arrangements and abandonment of leased facilities.
2016
During 2016, the company recorded net restructuring and other costs by segment as follows:

(In millions)	Cost of Revenues	Selling, General and Administrative Expenses	Restructuring and Other Costs, Net	Total

Life Sciences Solutions	$31.2	$36.0	$87.6	$154.8
Analytical Instruments	62.4	46.5	68.3	177.2
Specialty Diagnostics	—	(0.3)	14.9	14.6
Laboratory Products and Services	7.9	0.5	17.7	26.1
Corporate	—	21.2	0.7	21.9

	$101.5	$103.9	$189.2	$394.6
Life Sciences Solutions
In 2016, the Life Sciences Solutions segment recorded $154.8 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $31.2 million, including $27.2 million for sales of inventories revalued at the date of acquisition and $3.9 million to conform the accounting policies of Affymetrix with the company's accounting policies. The segment recorded $36.0 million of charges to selling, general and administrative expenses, including $33.8 million of third-party transaction and integration costs primarily related to the acquisition of Affymetrix, $4.1 million for accelerated depreciation at facilities closing due to real estate consolidation, offset in part by credits of $1.9 million from changes in estimates of contingent acquisition consideration. In addition, the segment recorded $78.1 million of cash restructuring costs, including $60.2 million of severance and related costs primarily to achieve acquisition synergies, and $17.9 million of abandoned facilities costs principally for the consolidation of facilities in the U.S. The segment also recorded $9.5 million of other costs, net, primarily for charges associated with litigation-related matters at acquired businesses.
Analytical Instruments
In 2016, the Analytical Instruments segment recorded $177.2 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $62.4 million, including $20.8 million to conform the accounting policies of FEI with the company's accounting policies and $41.6 million for the sales of inventory revalued at the date of acquisition. The segment recorded $46.5 million of charges to selling, general, and administrative expense, including $37.8 million of third-party transaction costs related to the acquisition of FEI, as well as $8.5 million of charges to conform the accounting policies of FEI with the company's accounting policies. The segment also recorded $67.7 million of cash restructuring costs primarily for severance obligations payable to former FEI executives and charges associated with abandoned facilities, including remediation and other closure costs of a manufacturing facility in the U.S.
Specialty Diagnostics
In 2016, the Specialty Diagnostics segment recorded $14.6 million of net restructuring and other charges. These costs were principally comprised of $10.0 million for charges associated with litigation-related matters and $6.3 million of cash restructuring costs for severance and other costs associated with headcount reductions and facility consolidations. The segment also recorded $1.4 million of other income, net, primarily gains on the sale of real estate, offset in part by charges for the settlement of retirement plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Laboratory Products and Services
In 2016, the Laboratory Products and Services segment recorded $26.1 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $7.9 million, including $6.2 million for sales of inventories revalued at the date of acquisition, and $1.7 million for accelerated depreciation at facilities closing due to real estate consolidation. The segment recorded $10.9 million of cash restructuring costs, primarily for employee severance and other costs associated with headcount reductions and facility consolidations. In addition, the segment recorded $8.3 million of charges for an increase in environmental remediation cost estimates associated with a Superfund site in the U.S., offset in part by $1.3 million of gains on the settlement of litigation.
Corporate
In 2016, the company recorded $21.9 million of restructuring and other costs, principally within selling, general, and administrative expenses, including $17.2 million of charges for product liability litigation and $4.0 million of accelerated depreciation on information systems to be abandoned due to integration synergies. The segment also recorded $1.1 million of restructuring charges for severance and other costs associated with facility consolidation at its corporate operations.
2015
During 2015, the company recorded net restructuring and other costs by segment as follows:

(In millions)	Cost of Revenues	Selling, General and Administrative Expenses	Restructuring and Other Costs, Net	Total

Life Sciences Solutions	$2.0	$13.6	$64.4	$80.0
Analytical Instruments	0.1	(0.3)	26.6	26.4
Specialty Diagnostics	0.8	(0.4)	9.7	10.1
Laboratory Products and Services	6.2	6.1	12.6	24.9
Corporate	—	27.3	2.0	29.3

	$9.1	$46.3	$115.3	$170.7
The components of net restructuring and other costs by segment are as follows:
Life Sciences Solutions
In 2015, the Life Sciences Solutions segment recorded $80.0 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $2.0 million for accelerated depreciation at facilities closing due to real estate consolidation and sales of inventories revalued at the date of acquisition. The segment also recorded $13.6 million of charges to selling, general and administrative expenses, including $6.2 million of third-party transaction and integration costs related to the acquisitions of Life Technologies and Advanced Scientifics, as well as $9.1 million for accelerated depreciation at facilities closing due to real estate consolidation. These charges were partially offset by $1.7 million of income for changes in estimates of contingent consideration. In addition, the segment recorded $64.4 million of restructuring and other costs, net, $40.4 million of which were cash costs. These costs included $5.0 million of cash compensation contractually due to employees of an acquired business on the date of acquisition; $0.9 million of charges associated with a previous sale of a business; and $34.5 million of costs primarily associated with headcount reductions and facility consolidations in the U.S. and Europe, including $23.7 million for severance, $4.1 million of abandoned facility costs, and $6.7 million of other cash costs, including retention and outplacement costs. The segment also recorded $20.0 million of charges for pre-acquisition litigation related matters and $14.9 million of impairment of acquired technology in development. These costs were partially offset by a $7.6 million gain on the sale of a small product line and a $3.0 million gain on the sale of real estate.
Analytical Instruments
In 2015, the Analytical Instruments segment recorded $26.4 million of net restructuring and other charges, $22.1 million of which were cash costs primarily associated with abandoned facilities, including remediation and other closure costs, and, to a lesser extent, headcount reductions. The segment also recorded $4.5 million of non-cash expense primarily for real estate writedowns of abandoned facilities held for sale.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Specialty Diagnostics
In 2015, the Specialty Diagnostics segment recorded $10.1 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $0.8 million for accelerated depreciation at facilities closing due to real estate consolidation; $0.4 million of income to selling, general and administrative expenses for changes in estimates of contingent consideration; and $9.7 million of restructuring and other costs, net, primarily cash costs for employee severance and other costs associated with headcount reductions, as well as consolidation of facilities in the U.S. and Europe.
Laboratory Products and Services
In 2015, the Laboratory Products and Services segment recorded $24.9 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $6.2 million for sales of inventories revalued at the date of acquisition, as well as $6.1 million of charges to selling, general and administrative expenses, primarily associated with third party transaction costs related to the acquisition of Alfa Aesar. In addition, the segment recorded $7.7 million of cash restructuring costs primarily for employee severance and other costs associated with headcount reductions. The segment also recorded $4.7 million of charges primarily associated with a litigation-related matter of a divested business.
Corporate
In 2015, the company recorded $29.3 million of restructuring and other costs, principally within selling, general and administrative expenses, including $19.4 million of charges for product liability litigation and $7.9 million of accelerated depreciation on information systems to be abandoned due to integration synergies. The segment also recorded $2.0 million of cash restructuring costs primarily for severance at its corporate operations.
2014
During 2014, the company recorded net restructuring and other costs (income) by segment as follows:

(In millions)	Cost of Revenues	Selling, General and Administrative Expenses	Restructuring and Other Costs (Income), Net	Total

Life Sciences Solutions	$327.3	$122.5	$(516.4)	$(66.6)
Analytical Instruments	(0.8)	0.9	2.5	2.6
Specialty Diagnostics	0.9	1.5	17.7	20.1
Laboratory Products and Services	0.2	—	(121.0)	(120.8)
Corporate	—	5.8	19.0	24.8

	$327.6	$130.7	$(598.2)	$(139.9)
The components of net restructuring and other costs (income) by segment are as follows:
Life Sciences Solutions
In 2014, the Life Sciences Solutions segment recorded $66.6 million of other income, net of restructuring costs. The segment recorded a net gain of $760.3 million primarily from the divestiture of its sera and media, gene modulation and magnetic beads businesses (see Note 2). The gain was partially offset by restructuring and other charges including charges to cost of revenues of $327.3 million, consisting of $303.4 million of charges for sales of inventories revalued at the date of acquisition, $21.4 million of costs to conform the accounting policies of Life Technologies with the company’s accounting policies and $2.3 million of accelerated depreciation for facility consolidations. The segment also recorded charges to selling, general and administrative expenses of $122.5 million, including $100.5 million of third-party transaction and integration costs related to the acquisition of Life Technologies (Note 2), $16.2 million of costs to conform the accounting policies of Life Technologies with the company’s accounting policies, and $5.7 million for changes in estimates of contingent consideration for acquisitions. In addition, the segment recorded $232.0 million of cash restructuring costs, including $91.7 million for cash compensation to monetize certain equity awards held by Life Technologies’ employees at the date of acquisition with the remainder principally for severance obligations payable to former Life Technologies’ executives and employees as well as $5.5 million of costs related to the consolidation of various facilities primarily in the U.S. The segment also recorded a $9.3 million provision for losses on pre-acquisition litigation-related matters.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Analytical Instruments
In 2014, the Analytical Instruments segment recorded $2.6 million of net restructuring and other charges. The segment recorded a net reduction in cost of revenues of $0.8 million; $0.9 million of charges to selling, general and administrative expenses for changes in estimates of contingent consideration; and $2.5 million of other costs, net. These other costs were primarily cash costs including abandoned facility costs and other expenses associated with facility consolidations and employee severance, partially offset by $6.0 million of gains on the sale of real estate.
Specialty Diagnostics
In 2014, the Specialty Diagnostics segment recorded $20.1 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $0.9 million; $1.5 million of charges to selling, general and administrative expenses for changes in estimates of contingent consideration for an acquisition; and $18.7 million of cash costs. The cash costs included $9.5 million for employee severance with the remainder principally for other costs associated with facility consolidations, including the consolidation of a facility in Europe with existing facilities in Europe and China. In addition, the segment recorded $1.0 million of income, net, primarily from a gain on the divestiture of a small business unit.
Laboratory Products and Services
In 2014, the Laboratory Products and Services segment recorded $120.8 million of other income, net of restructuring costs. The segment recorded a net gain of $133.6 million from the sale of the Cole-Parmer business (see Note 2). The gain was partially offset by restructuring and other charges including charges to cost of revenues of $0.2 million and restructuring charges, of which $7.2 million were cash costs primarily for severance and abandoned facility costs. In addition, the segment also incurred $3.8 million of charges for pension settlements.
Corporate
In 2014, the company recorded $24.8 million of net restructuring and other charges, including $5.8 million of selling, general and administrative charges associated with product liability litigation and accelerated depreciation on information systems to be abandoned due to integration synergies, and cash costs of $1.7 million for severance at its corporate operations. In addition, the segment recorded $17.3 million of expense, net, primarily from $25.6 million of charges for pension settlements in addition to a writedown to estimated disposal value of a fixed asset held for sale. These costs were partially offset by a $9.6 million gain on the sale of real estate.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the cash components of the company’s restructuring plans. The non-cash components and other amounts reported as restructuring and other costs, net, in the accompanying statement of income have been summarized in the notes to the tables. Accrued restructuring costs are included in other accrued expenses in the accompanying balance sheet.

(In millions)	Severance	Abandonment of Excess Facilities	Other (a)	Total

Balance at December 31, 2013	$28.6	$9.4	$2.5	$40.5
Costs incurred in 2014 (c)	140.8	10.5	102.4	253.7
Reserves reversed (b)	(5.5)	(0.1)	(0.2)	(5.8)
Payments	(124.1)	(10.4)	(98.1)	(232.6)
Currency translation	(2.1)	0.4	(0.7)	(2.4)

Balance at December 31, 2014	37.7	9.8	5.9	53.4
Costs incurred in 2015 (d)	57.0	19.1	14.6	90.7
Reserves reversed (b)	(11.7)	(0.5)	(2.2)	(14.4)
Payments	(66.6)	(15.0)	(15.0)	(96.6)
Currency translation	(1.2)	(0.3)	(0.3)	(1.8)

Balance at December 31, 2015	15.2	13.1	3.0	31.3
Costs incurred in 2016 (e)	109.1	45.9	11.9	166.9
Reserves reversed (b)	(1.9)	(0.4)	(0.5)	(2.8)
Payments	(83.2)	(26.6)	(12.2)	(122.0)
Currency translation	(1.0)	(0.1)	—	(1.1)

Balance at December 31, 2016	$38.2	$31.9	$2.2	$72.3

(a)
Other includes cash charges to monetize certain equity awards held by employees of Life Technologies at the date of acquisition, relocation and moving expenses associated with facility consolidations, as well as employee retention costs which are accrued ratably over the period through which employees must work to qualify for a payment.

(b)	Represents reductions in cost of plans.

(c)
Excludes a $895.4 million net gain on the sale of businesses, principally the company’s sera and media, gene modulation and magnetic beads businesses and the Cole-Parmer business; $19.6 million of cash compensation to monetize certain equity awards held by Life Technologies’ employees at the date of acquisition that was paid by Life Technologies prior to the acquisition; $9.3 million of provision for losses on pre-acquisition litigation-related matters of Life Technologies; and an aggregate of $19.9 million of non-cash charges, net.

(d)
Excludes $24.7 million of provision for losses on litigation-related matters; $14.9 million of impairment of acquired technology in development; a $7.6 million gain on the sale of a product line; $5.0 million of cash compensation contractually due to employees of an acquired business on the date of acquisition; $0.9 million of charges associated with a previous sale of a business; and an aggregate of $1.1 million of non-cash charges, net.

(e)
Excludes $24.0 million of provision for losses on litigation-related matters; $8.3 million of provision for environmental remediation; $4.6 million of net gains on the sale of real estate; and an aggregate of $2.6 million of non-cash income, net.

The company expects to pay accrued restructuring costs as follows: severance, employee-retention obligations and other costs, primarily through 2017; and abandoned-facility payments, over lease terms expiring through 2027.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15.	Unaudited Quarterly Information

	2016
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$4,294.8	$4,535.2	$4,490.9	$4,953.2
Gross Profit	1,957.9	2,078.5	2,053.9	2,278.8
Income from Continuing Operations	402.3	516.8	473.5	632.7
Net Income	402.2	516.6	473.5	629.5
Earnings per Share from Continuing Operations:
Basic	1.02	1.31	1.20	1.60
Diluted	1.01	1.30	1.19	1.59
Earnings per Share:
Basic	1.02	1.31	1.20	1.60
Diluted	1.01	1.30	1.19	1.59
Cash Dividend Declared per Common Share	0.15	0.15	0.15	0.15
Amounts reflect aggregate restructuring and other items, net, as follows:

(a)	Costs of $90.1 million.

(b)	Costs of $56.6 million.

(c)	Costs of $149.8 million.

(d)	Costs of $98.1 million.

	2015
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$3,918.8	$4,270.9	$4,123.2	$4,652.5
Gross Profit	1,822.5	1,941.8	1,883.3	2,108.3
Income from Continuing Operations	385.1	511.6	477.3	606.3
Net Income	385.1	511.6	476.1	602.6
Earnings per Share from Continuing Operations:
Basic	0.97	1.28	1.20	1.52
Diluted	0.96	1.27	1.19	1.51
Earnings per Share:
Basic	0.97	1.28	1.19	1.51
Diluted	0.96	1.27	1.18	1.50
Cash Dividend Declared per Common Share	0.15	0.15	0.15	0.15
Amounts reflect aggregate restructuring and other items, net, as follows:

(a)	Costs of $40.2 million.

(b)	Costs of $24.7 million.

(c)	Costs of $40.9 million.

(d)	Costs of $64.9 million.

Note 16.	Subsequent Event
In February 2017, the company acquired, within the Life Sciences Solutions segment, Finesse Solutions, Inc., a North America-based developer of scalable control automation systems and software for bioproduction, for approximately $225 million. The acquisition expanded the company's bioproduction offerings. Revenues of Finesse were approximately $50 million in 2016. The purchase price allocation for the acquisition is not yet available.